UNITED STATES SECURITIES AND EXCHANGE
                         COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT



               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934

               Date of Report:  March 8, 1996



                Commission File Number 1-3423
                         ENRON CORP.
   (Exact name of registrant as specified in its charter)


           Delaware                           47-0255140
(State or other jurisdiction of      (I.R.S. Employer Identification
incorporation or organization)                 Number)


        Enron Building
      1400 Smith Street
        Houston, Texas                         77002
(Address of principal executive              (Zip Code)
           Offices)


                       (713) 853-6161
    (Registrant's telephone number, including area code)






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
                ENRON CORP. AND SUBSIDIARIES


Item 7.  Financial Statements and Exhibits.

     (a) Financial Statements of Enron Corp.

         Financial Statements of Enron Corp. and its
         Consolidated Subsidiaries for the fiscal year ended
         December 31, 1995, including Report of Arthur
         Andersen & Co., Independent Public Accountants.

     (b) Exhibits.

         11 Calculation of Earnings Per Share

         23 Consent of Arthur Andersen & Co.





                         SIGNATURES


   Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ENRON CORP.



Date: March 8, 1996        By: Jack I. Tompkins
                               Jack I. Tompkins
                               Senior Vice President and Chief
                                Information, Administrative and
                                Accounting Officer

                ENRON CORP. AND SUBSIDIARIES

                      TABLE OF CONTENTS


                                                         Page No.

Management's Discussion and Analysis                         4

Reports of Independent Public Accountants                   12

Consolidated Income Statement for the years ended
  December 31, 1995, 1994 and 1993                          14

Consolidated Balance Sheet, December 31, 1995 and 1994      15

Consolidated Statement of Cash Flows for the years
  ended December 31, 1995, 1994 and 1993                    17

Consolidated Statement of Changes in Shareholders'
  Equity Accounts for the years ended December 31,
  1995, 1994 and 1993                                       18

Notes to Consolidated Financial Statements                  19

Supplemental Financial Information                          39

Exhibits

  Exhibit 11 - Calculation of Earnings Per Share            40

  Exhibit 23 - Consent of Arthur Andersen & Co.             41

Enron Corp. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following review of the results of operations and financial condition of Enron Corp. and its subsidiaries and affiliates (Enron) should be read in conjunction with the Consolidated Financial Statements.

Results of Operations

Consolidated Net Income
Enron's net income for 1995 was $520 million compared to $453 million in 1994 and $387 million in 1993 (exclusive of a primarily non-cash charge of $54 million in 1993 to adjust the deferred tax liability for the increase in the corporate Federal statutory income tax rate from 34% to 35%). Net income for all three years reflects improved income before interest, minority interest and income taxes as compared to the applicable preceding year, partially offset by higher dividends on preferred stock of subsidiaries and income tax expense.

Primary earnings per share of common stock was $2.07 in 1995 as compared to $1.80 in 1994 and $1.32 in 1993, after a $0.23 per share charge applicable to the $54 million tax rate change adjustment.

Income Before Interest, Minority
Interest and Income Taxes
The following table presents income before interest, minority interest and income taxes (IBIT) for each of Enron's operating segments:

(In Millions)                              1995    1994    1993

Transportation and Operation             $  359    $403    $382
Domestic Gas and Power Services             157     202     197
International Gas and Power Services        142     148     132
Exploration and Production                  241     198     129
Corporate and Other                         266      (7)    (42)
   Total                                 $1,165    $944    $798

Transportation and Operation
The transportation and operation segment includes Enron's interstate natural gas pipelines, including results of Northern Natural Gas Company (Northern), Transwestern Pipeline Company (Transwestern) and Florida Gas Transmission (Florida Gas), and construction, management and operation of pipelines, clean fuels plants and power facilities, including results of Enron Engineering & Construction. Enron's investment in crude oil marketing and transportation operations conducted by EOTT Energy Partners, L.P. (EOTT) and Enron's investment in liquids pipeline operations are also in this segment.

The following reflects revenues and IBIT for each of these groups:

(In Millions)                            1995    1994     1993

Revenues
Interstate Natural Gas Pipelines         $787    $901    $1,306
Construction, Management and Operation     44      47        37
EOTT                                        -      28       123
   Total                                  831     976     1,466
Cost of gas and other products             39      72       409
Operating expenses                        322     442       551
Depreciation and amortization              83      88       116
Taxes, other than income taxes             47      47        49
Equity in earnings of unconsolidated
 subsidiaries                              23      49        23
Other income, net                          79      27        18
Total before fourth quarter charges       442     403       382
Fourth quarter regulatory and
 contingency adjustments                  (83)      -         -
   Income before interest, minority
    interest and income taxes            $359    $403    $  382

The segment's IBIT decreased $44 million in 1995 as compared to 1994 primarily due to lower earnings from the interstate natural gas pipelines and EOTT and a $19 million charge to reflect the discontinuance of EOTT's West Coast processing and asphalt marketing operations, partially offset by gains of $67 million from the sale of non-strategic gathering and processing assets. The decrease in earnings from the interstate natural gas pipelines was primarily due to fourth quarter charges of $83 million related to regulatory reserves and other contingencies. The segment realized a $21 million increase in IBIT in 1994 as compared to 1993 primarily due to increased IBIT from the interstate natural gas pipelines and the construction, management and operation of assets, partially offset by lower earnings from EOTT primarily due to the reduced ownership interest in the first quarter of 1994 resulting from the exchange by EOTT Energy Corp. of its crude oil trading and transportation operations for common and subordinated units and a 2% general partner interest in EOTT. See Note 8 to the Consolidated Financial Statements. The following discussion analyzes the significant changes in the various components of IBIT for the transportation and operation segment, prior to fourth quarter regulatory and contingency adjustments.

Revenues
Interstate Natural Gas Pipelines.   Revenues of the
interstate natural gas pipelines declined $114 million (13%) during 1995 and $405 million (31%) during 1994 as compared to the applicable preceding year. The decrease in revenues from 1994 to 1995 primarily reflects completion of the recovery of certain transition costs for Northern. The 1994 decline reflects the effect of unbundling services which reduced sales revenues of Northern as Northern is now primarily a transporter of natural gas. Transport revenues declined 9% in 1995 and 2% in 1994 as compared to the prior year. Transport volumes for Northern and Transwestern totaled 5.6 trillion British thermal units per day (TBtu/d) in 1995, 5.5 TBtu/d in 1994 and 5.1 TBtu/d in 1993. The increases in volumes were more than offset by lower average transport rates.

Construction, Management and Operation Revenues.   Revenues
earned in connection with the construction, management and operation of power and pipeline projects totaled $44 million in 1995 as compared to $47 million and $37 million during 1994 and 1993, respectively. The 1994 increase reflects fees earned in connection with the operation of additional facilities offset by lower construction revenues as a result of project completions.

EOTT.   Net revenues from EOTT decreased $28 million in 1995
and $95 million in 1994 as a result of the reduced ownership interest effective in March 1994.

Cost of Gas and Other Products Sold
The cost of gas and other products sold by the transportation and operation segment decreased by $33 million (46%) during 1995 as compared to 1994 primarily as a result of decreased gas purchases following the termination of the merchant function by Northern. The cost of gas and other products sold by the transportation and operation segment decreased 82% during 1994 as compared to 1993 as a result of lower sales volumes as discussed above combined with lower average cost per unit of natural gas sold.

Operating Expenses
Operating expenses of the transportation and operation segment declined $120 million (27%) during 1995 and $109 million (20%) during 1994. The 1995 decline primarily reflects a decrease of $64 million in amortization of deferred contract reformation costs due to the completion by Northern of the recovery of certain transition costs in early 1995, combined with lower transmission, compression and storage transition costs. Additionally, operating expenses decreased as a result of the decreased ownership interest in EOTT. The 1994 decline is primarily a result of the decreased ownership interest in EOTT combined with lower operating expenses of the interstate natural gas pipelines reflecting system modernization and reduced expenses resulting from lower sales volumes transported on other pipelines.

Depreciation expense for the transportation and operation segment decreased $5 million (6%) during 1995 as compared to 1994 primarily as a result of the decreased ownership interest in EOTT. Depreciation expense decreased $28 million (24%) in 1994 as compared to 1993 primarily as a result of the decreased ownership interest in EOTT and the interstate pipelines' adjustment in 1993 of accumulated depreciation in accordance with a Federal Energy Regulatory Commission
(FERC) ruling.

Other Income and Deductions
Equity in earnings of unconsolidated subsidiaries decreased by $26 million (53%) during 1995 as compared to 1994 primarily reflecting decreased earnings from EOTT and a $19 million charge to reflect the discontinuance of EOTT's West Coast processing and asphalt marketing operations. Equity in earnings of unconsolidated subsidiaries increased by $26 million during 1994 compared to 1993 reflecting a $36 million increase in earnings from the 50% owned Citrus Corp. (Citrus), which owns Florida Gas, and $5 million of equity earnings from EOTT. The increased earnings of Citrus reflect improved sales margins as a result of the renegotiation of the pricing terms of Citrus' gas sales contract with its largest customer and allowance for funds used during construction related to the Florida Gas Phase III pipeline expansion. These increases were offset by reduced earnings resulting from the decreased ownership interest in Northern Border Pipeline Company.

Other income, net, increased $52 million (193%) in 1995 as compared to 1994 primarily due to gains related to the disposition of non-strategic natural gas processing and gathering facilities. Other income increased $9 million
(50%) in 1994 as compared to 1993 primarily as a result of the continued resolution of regulatory and contractual matters relating to the interstate natural gas pipelines.

Outlook
The transportation and operation segment should continue to provide stable earnings and cash flows during 1996. The successful settlement of significant regulatory issues and various expansion projects underway or proposed by the interstate natural gas pipelines should provide a reliable stream of cash flow. During 1996, the transportation and operation segment expects to complete sales of certain natural gas gathering facilities as a result of the cessation of its gas merchant function following the implementation of FERC Order 636. Additionally, the segment will actively promote engineering and construction services to provide incremental earnings and will continue to concentrate on reducing its overall cost structure.

Domestic Gas and Power Services
The domestic gas and power activities are conducted primarily by Enron Capital & Trade Resources (ECT) and include the marketing, purchasing and financing of natural gas, natural gas liquids, crude oil, power and other energy commodities and the management of the portfolio of commitments arising from these activities. The domestic gas processing operations are also included in this segment.

ECT's stated objective is to provide solutions to energy problems worldwide. To meet this objective, ECT serves a diverse customer group that includes independent power producers, gas and electric utilities, industrials, oil and gas producers, financial institutions and other energy marketers. This broad customer mix generates a need for a variety of financial structures, products and terms. This diversity requires ECT to manage, on a portfolio basis, the resulting market risks inherent in these transactions. To provide a framework to manage such risks, ECT has defined a set of fundamental portfolio management principles, including formal definition of portfolio management responsibilities; continual evaluation of ECT's market risk, communicated and managed through risk limits and controls approved by Enron's Board of Directors; measurement of risk in accordance with value-at-risk methodologies and evaluation of business performance, including risk/return relationships. ECT has established portfolio management functions for both market and credit risk. Operating separately from the units that create or actively manage these risk exposures, ECT's Risk Control Group reports to an ECT Managing Director who reports extensively to the Audit Committee of the Enron Board of Directors. This group is responsible for the establishment of policies, measurement of the risks within ECT's portfolio and the communication of these risks to senior management and the Enron Board of Directors. This group is committed to the continuous review of the portfolio, policies and procedures to ensure that ECT's portfolio remains aligned with ECT's policies.

ECT's services can be categorized into three business lines:
Cash and Physical, Risk Management and Finance. The following table reflects IBIT for each business line:

                                           1995    1994    1993

Cash and Physical                          $146    $170    $171
Risk Management                             193     151      93
Finance                                      31      13      26
Unallocated expenses                       (138)   (132)    (93)
   Total before Non-Recurring Charge        232     202     197
Charge for Clean Fuels Plant Operations     (75)      -       -
   Total                                   $157    $202    $197

The following discussion analyzes the contributions to IBIT and the outlook for each of the business lines.

Cash and Physical.   The cash and physical operations
include earnings from physical contracts of one year or less involving marketing and transportation of natural gas, liquids, electricity and other commodities, earnings from the management of ECT's contract portfolio and earnings related to the physical assets of ECT. Also included in this line of business are the effects of actual settlements of ECT's long-term physical and notional quantity based contracts. The cash and physical operations earnings before overhead expenses and a $75 million charge in the fourth quarter of 1995 related to the clean fuels plant operations were $146 million in 1995, $170 million in 1994 and $171 million in 1993.

ECT markets a substantial quantity of energy commodities on a daily basis as reflected in the following table (including intercompany amounts):

                                          1995    1994    1993

Natural Gas and Crude Oil
Physical/Notional Quantities (BBtue/d)(a)
   Firm(b)                                5,392   4,895   4,558
   Interruptible                          2,255   2,039     828
   Transport Volumes                        580     538     571
      Subtotal                            8,227   7,472   5,957
   Financial Settlements (notional)      32,938  16,459   5,027
      Total                              41,165  23,931  10,984
Electricity (Thousand megawatt hours)
   Owned Production                       3,441   3,481   2,883
   Transaction Volumes Marketed           7,767   1,221       -

(a) Billion British thermal units equivalent per day.
(b) Commitments to deliver a specified volume of gas at a fixed or market responsive price.

Exclusive of the $75 million charge related to the clean fuels plant operations, the earnings from cash and physical operations decreased 14% in 1995 as compared to 1994 as a result of lower margins in liquids marketing and an increase in clean fuels operating expenses. Earnings from the marketing of physical natural gas also declined in 1995 as compared to 1994 due to lower margins in all but the fourth quarter. Partially offsetting these declines in earnings were increased earnings from electricity marketing, the sale of certain physical assets and the management of ECT's contract portfolio. During the fourth quarter of 1995, ECT provided for expected losses of $75 million on its clean fuels plant operations resulting from higher natural gas prices and low MTBE prices because of soft demand for MTBE.

Earnings for the cash and physical sector in 1994 were virtually unchanged compared to 1993. Earnings from ECT's management of its portfolio of contracts increased in 1994, but were offset by lower gas processing margins. Margins from short-term marketing in the purely physical natural gas market also decreased slightly reflecting the more competitive marketplace.

During 1996, ECT anticipates improvement in the cash and physical business over the 1995 results. The existence of its substantial portfolio of contracts as well as the ability to benefit from the relationships between the financial and physical markets and the natural gas and electricity markets provide substantial opportunities for earnings. Additionally, opportunities for the growth in earnings from new markets, including electricity, should enhance future results.

Risk Management.   ECT's risk management operations consist
of market activity on long-term contracts (transactions greater than one year). ECT originates new contracts for the energy sector and evaluates and restructures its existing contracts on an on-going basis to develop additional products and services to meet its customers' changing needs. Fixed price contract market activity totaled 5,952 trillion British thermal units equivalent (TBtue), 6,615 TBtue and 3,781 TBtue for 1995, 1994 and 1993, respectively. In 1995, the earnings before unallocated expenses from the risk management operations were $193 million compared to $151 million in 1994 and $93 million in 1993.

Earnings from risk management increased 28% in 1995 as compared to 1994 due primarily to earnings related to the restructuring of existing long-term contracts with independent power producers and local distribution companies. Growth in originations from the Canadian operations also contributed to the earnings increase. For
1995, originations with utilities were lower than in 1994.

Earnings from risk management increased 62% in 1994, primarily as a result of the execution of various electricity and new long-term gas contracts and the restructuring of existing long-term contracts with utilities, local distribution companies and independent power producers.

ECT expects a strong performance from its risk management business in 1996 as it expands further into electricity and other new markets and pursues opportunities in the international marketplace. The infrastructure for this business has been established and ECT will be capitalizing on its existing customer base, its skills and the emerging competitive marketplace.

Finance.   ECT's finance operations provide capital to
customers through various product offerings including volumetric production payments. The finance sector contributed $31 million of ECT's earnings in 1995 and $13 million and $26 million in 1994 and 1993, respectively.
Production payments and financings arranged were $382 million, $503 million and $470 million in 1995, 1994 and 1993, respectively.

Earnings from the finance sector increased 138% in 1995 compared with 1994 due primarily to the partial sale of ECT's interests in certain equity investments and earnings associated with the restructuring of long-term gas supply contracts with an independent power plant. This was partially offset by lower earnings from production payments arranged.

Although total production payments and financings arranged were greater in 1994 than 1993, the earnings in this business decreased 50% in 1994 due to the difference in the types of transactions originated in each of these periods and the timing of income recognition from these transactions.

In 1996, ECT will continue to expand its products and services in its role as a full-service provider of various types of capital. Additionally, opportunities will be pursued in the international marketplace.

Other.   ECT's net unallocated expenses such as rent,
systems expenses and other support group costs were $138 million, $132 million and $93 million in 1995, 1994 and 1993, respectively. These costs increased in both years due to continued expansion into new markets and system upgrades. ECT expects its unallocated expenses to increase during 1996 as it continues to expand into new markets.

International Gas and Power Services
Enron's international gas and power services segment includes international power and pipeline development activities and operations. IBIT for this group totaled $142 million during 1995, $148 million in 1994 and $132 million in 1993. The decrease in 1995 was a result of decreased earnings related to the formation of Enron Global Power & Pipelines L.L.C. (EPP) and lower earnings from Enron Americas, partially offset by increased earnings from Enron Europe and increased promotion and development activities, while the 1994 increase primarily reflects earnings from the formation of EPP and increased earnings from power and pipeline projects.

Net Revenues
Revenues net of cost of sales for the international segment increased by $32 million (19%) in 1995 as compared to 1994 and $22 million (15%) during 1994. Included in 1995 were net revenues of $24 million from the promotion of a portion of Enron's interest in its power assets at Teesside in Northeast England. In addition, revenues of $48 million were recognized as a result of the satisfaction of Enron's support obligations related to the formation of EPP. The 1994 results included $65 million of revenues earned in connection with the formation of EPP and $28 million of net revenues earned on the promotion of a portion of Enron's interest in its liquids processing facilities at Teesside.

Costs and Expenses
Operating expenses for this segment increased $16 million (21%) during 1995 and $7 million (10%) during 1994 as compared to the preceding years primarily as a result of higher operating expenses incurred in connection with increased activities in the power operations area. Depreciation expense of this segment increased $11 million (75%) during 1995 as compared to 1994 as a result of increased international project activities and $6 million (68%) during 1994 as compared to 1993 primarily as a result of increased investment in international natural gas liquids assets.

Other Income and Deductions
Equity in earnings of unconsolidated subsidiaries of the international gas and power services segment increased $12 million (27%) during 1995 as compared to 1994 primarily as a result of increased earnings from Teesside and improved results from Enron Americas' Venezuelan manufacturing operations. Equity in earnings of unconsolidated subsidiaries of this segment increased $3 million (8%) during 1994 primarily as a result of earnings from two Philippine power projects which began operations in mid-1993 and early 1994, combined with increased earnings from the Argentina pipeline. These increases were partially offset by lower earnings from Enron Americas' manufacturing operations in Venezuela.

Other income, net, decreased $21 million in 1995 after increasing $5 million during 1994, primarily as a result of foreign currency gains realized by Enron Americas in 1994.

Outlook
The objective of the international gas and power services segment is to deliver energy solutions worldwide through the utilization of Enron's extensive portfolio of products and services. Growth opportunities in the international market are expected to result from the current and projected demand for electrical power generation, the under-utilization of natural gas reserves throughout the world and increased environmental awareness.

Exploration and Production
IBIT of the exploration and production segment totaled $241 million during 1995 as compared to $198 million during 1994 and $129 million during 1993. Enron's exploration and production activities are conducted by Enron Oil & Gas Company (EOG). The exploration and production segment's 1995, 1994 and 1993 IBIT includes approximately $45 million, $35 million and $7 million, respectively, of income related to hedges placed by Enron on commodity positions not hedged by EOG. The increase in IBIT realized by EOG primarily reflects increased crude oil production and prices, strong other marketing results and increased gains on sales of reserves and related assets, combined with a reduction in total per unit operating costs.

Wellhead volume and price statistics (including intercompany amounts) are as follows:

                                          1995      1994    1993

Natural Gas Volumes (MMcf/d)(a)
   North America(b)                        636       686     707
   Trinidad                                107        63       2
      Total                                743       749     709
Average Natural Gas Prices ($/Mcf)
   North America(c)                      $1.34    $1.68    $1.92
   Trinidad                               0.97     0.93     0.89
      Composite                          $1.29    $1.62    $1.92
Crude/Condensate Volumes (MBbl/d)(a)
   North America                          11.5     10.0      8.8
   Trinidad                                5.1      2.5      0.1
   India                                   2.5      0.1        -
      Total                               19.1     12.6      8.9
Average Crude/Condensate Prices ($/Bbl)
   North America                        $17.09   $15.65   $16.39
   Trinidad                              16.07    15.50    14.36
   India                                 16.81    15.70        -
   Composite                            $16.78   $15.62   $16.37

(a) Million cubic feet per day or thousand barrels per day, as applicable.
(b) Includes an annual average of 48 MMcf per day in 1995 and 1994 and 81 MMcf per day in 1993 delivered under the terms of a volumetric production payment agreement effective October 1, 1992, as amended.
(c) Includes an average equivalent wellhead value of $0.80 per Mcf in 1995, $1.27 per Mcf in 1994 and
    $1.57 per Mcf in 1993 for the volumes detailed in Note (b) above, net of transportation costs.

The following discussion analyzes the significant changes in the various components of IBIT for the exploration and production segment.

Revenues
Gross revenues of the exploration and production segment decreased $19 million (2%) during 1995 after increasing by $72 million (10%) in 1994. The impact of reduced wellhead natural gas sales volumes and prices was partially offset by the positive effects of EOG's hedging strategies which resulted in a gain of $65 million from natural gas commodity price hedging activities during 1995 compared to a gain of $11 million during 1994 and a loss of $18 million in 1993. Gains related to hedges placed by Enron on commodity positions not hedged by EOG increased to $45 million in 1995 from $35 million in 1994 and $7 million in 1993.

Because of significantly lower average wellhead natural gas prices beginning in the second half of 1994, U.S. wellhead natural gas volumes were voluntarily curtailed by an average of 105 MMcf/d during 1995 compared to an average of 70 MMcf/d during 1994. In addition, the impact of reduced drilling for U.S. natural gas deliverability and sales of oil and gas reserves and related assets net of purchases resulted in a reduction of 20 MMcf/d in U.S. delivered volumes during 1995 as compared to 1994.

Increased production of natural gas, crude oil and condensate from Trinidad contributed to increased revenues in both years, as did new crude oil and condensate volumes associated with the initiation of operations in India and increased crude oil and condensate prices during 1995.

Also included in revenues are gains on sales of oil and gas reserves and related assets of $63 million in 1995 compared with $54 million in 1994 and $13 million in 1993.

Costs and Expenses
The cost of natural gas sold by the exploration and production segment in connection with other natural gas marketing activities declined 44% in 1995 as compared to 1994 and 2% in 1994 as compared to 1993. The 1995 decline was primarily due to lower other natural gas marketing volumes and lower average associated costs per Mcf. The decrease in 1994 as compared to 1993 reflects lower average costs partially offset by higher other natural gas marketing volumes.

Operating expenses for the exploration and production segment increased $14 million (13%) in 1995 compared to 1994 and $7 million (7%) in 1994 compared to 1993. The increase in 1995 is due primarily to increased lease and well and general and administrative expenses due to expanded international operations, including the initiation of operations in India in late December 1994. The increase in 1994 reflects increased general and administrative expenses associated with expanded operations.

Oil and gas exploration expenses decreased $5 million (6%) in 1995 as compared to 1994 after increasing $8 million in 1994. The 1995 decline was a result of lower dry hole and impairment costs, while the increase in 1994 reflects an increased level of exploration activities and higher impairments associated with certain offshore Gulf of Mexico leases.

Depreciation, depletion and amortization (DD&A) expense declined 11% in 1995 and 3% in 1994 as compared to the applicable prior year. The 1995 decline reflects a decrease in the average DD&A rate primarily reflecting an overall decrease of $0.09 per thousand cubic feet equivalent (Mcfe - natural gas equivalents are determined using the ratio of 6 Mcf of natural gas to 1 barrel of crude oil, condensate or natural gas liquids) in certain North America DD&A rates and an increase in the proportion of production from international operations which have lower average DD&A rates than incurred in North America operations. The decline during 1994 reflects increased production from offshore Trinidad at an average DD&A rate significantly less than the North America operations rate including a $0.03 per Mcfe decrease in the North America DD&A rate. On a per unit natural gas equivalent volumes delivered basis, DD&A expense declined 15% in 1995 to $0.68 per Mcfe as compared to $0.80 per Mcfe in 1994 and $0.89 per Mcfe in 1993.

Taxes, other than income taxes, increased $4 million (15%) in 1995 and declined $7 million (20%) during 1994. The increase in 1995 was primarily due to higher production related taxes associated with new production in India. The decline in 1994 was primarily due to lower taxable United States wellhead volumes and prices and reductions in 1994 related to revisions of certain prior year production taxes.

Total per unit operating costs for lease and well expense, DD&A, general and administrative expense, interest expense and taxes other than income decreased $0.07 per Mcfe, averaging $1.22 per Mcfe during 1995 compared to $1.29 per Mcfe for 1994 and $1.43 per Mcfe for 1993.

Outlook
Management remains optimistic that continually increasing recognition of natural gas as a more environmentally friendly source of energy along with the availability of significant domestically sourced supplies will result in increases in demand and a strengthening of the overall natural gas market over time.

EOG plans to continue to focus a substantial portion of its development and certain exploration expenditures in its major producing areas in North America. However, based on the continuing uncertainty associated with North America natural gas prices and as a result of the recent success realized in Trinidad, opportunities available to EOG in connection with the signing of agreements in India in December 1994 and EOG's selection as the winning bidder on a block offshore Venezuela in January 1996, EOG anticipates spending an increasing part of its available funds in the further development of those opportunities. In addition, EOG will continue limited exploratory expenditures in new areas outside of North America, including the continued evaluation of coalbed methane recovery potential in the United Kingdom, China, France, Australia and certain other countries.

Corporate and Other
The corporate and other segment's IBIT was $266 million in 1995 as compared to expense of $7 million in 1994 and $42 million in 1993. Results from this segment in 1995 reflect a gain of $367 million on the public offering of 31 million outstanding shares of EOG stock held by Enron, which reduced Enron's interest in EOG from 80% to 61% (see Note 16 to the Consolidated Financial Statements), and amounts recognized following the resolution of certain litigation. These increases were partially offset by $74 million of charges primarily related to the conversion of a compensation plan to more closely align employees' interests to Enron common stock. The improvement during 1994 primarily reflects a $15 million pretax gain realized on the formation of EOTT.

Interest and Related Charges, net
Interest and related charges, net, is shown on the Consolidated Income Statement net of interest capitalized.
The net expense increased $11 million in 1995 primarily due to higher debt levels and increased interest rates. The net expense decreased $27 million during 1994 primarily because of lower overall interest costs on Enron's floating rate obligations as a result of lower rates achieved through hedging activities. Enron periodically enters into certain interest rate swaps to manage its overall interest costs.

Dividends on Preferred Stock of Subsidiaries
Dividends on preferred stock of subsidiaries relate to the issuance of 8.55 million shares of 8% Cumulative Guaranteed Monthly Income Preferred Shares by Enron Capital L.L.C. in November 1993, the issuance by Enron Capital Resources, L.P. of 3 million shares of 9% Cumulative Preferred Securities, Series A in August 1994 and the issuance in December 1994 by Enron Equity Corp. of 880 shares of 8.57% Preferred Stock, $0.001 par value, in a private transaction. See Note 9 to the Consolidated Financial Statements.

Minority Interests
Minority interests increased during 1995 as compared to 1994 primarily as a result of the sale in the fourth quarter of 1994 of approximately 48% of Enron's interest in EPP.

Income Tax Expense
Income tax expense increased during 1995 and 1994 compared to the applicable prior year due to increased pretax income, a decrease in tight gas sand Federal tax credits and the higher effective tax rate on the sale of EOG shares by Enron in 1995.

Financial Condition

Cash From Operating Activities
Net cash used in operating activities totaled $15 million during 1995 as compared to $461 million provided by operating activities during 1994. The decline primarily reflects increased working capital requirements, due in part to reduced sales of accounts receivable, partially offset by increased cash from monetization of price risk management assets.

Cash From Investing Activities
Net cash provided by investing activities totaled $13 million during 1995 compared to $560 million used in investing activities during 1994. Proceeds from asset sales totaled $997 million during 1995 compared to $440 million during 1994. The 1995 amounts reflect proceeds from the sale of 31 million outstanding shares of EOG common stock held by Enron, as well as sales of oil and gas properties and non-strategic processing and gathering facilities. The 1994 amount primarily reflects proceeds realized on the formation of EPP and the previously discussed sale of Enron's crude oil trading and transportation operations to EOTT. As more fully discussed below, capital expenditures (property additions and other capital expenditures) totaled $777 million in 1995 compared to $669 million in 1994. Equity investments totaled $170 million in 1995 compared to $273 million in 1994. Equity investments during 1995 primarily reflect investments in international power projects. The 1994 amount primarily reflects investments in connection with the Florida Gas Phase III pipeline expansion and investments in Joint Energy Development Investments Limited Partnership and in various international projects.

Cash From Financing Activities
Net cash used in financing activities totaled $16 million during 1995 compared to cash provided of $92 million during 1994. During 1995, Enron issued $967 million of long-term debt while retiring $448 million principal amount of long-term borrowings. Other cash outflows during 1995 included $254 million of cash dividend payments on common and preferred stock and $65 million for net repurchases of Enron Corp. common stock under Enron's stock repurchase authorization. In addition to the debt issuances discussed above, financing cash outflows during 1995 included a $250 million decrease in short-term borrowings.

Working Capital
At December 31, 1995, Enron had working capital of $295 million. Should a working capital deficit occur, Enron would be able to fund such a deficit through the utilization of credit facilities which, at December 31, 1995, provided for up to $2.1 billion of committed and uncommitted credit of which no amounts were outstanding. Certain of the credit agreements contain prefunding covenants. However, such covenants are not expected to materially restrict Enron's access to funds under these agreements. In addition, Enron sells commercial paper and has agreements to sell trade accounts receivable, thus providing financing to meet seasonal working capital needs. Management believes that the sources of funding described above are sufficient to meet short- and long-term liquidity needs not met by cash flows from operations.

Capital Expenditures
Capital expenditures by operating segment are detailed as follows:

                                        1996
(In Millions)                         Estimate   1995    1994    1993

Transportation and Operation            $190     $129    $125    $152
Domestic Gas and Power Services          120      118      83     102
International Gas and Power Services      10       58      14      53
Exploration and Production*              470      464     442     383
Corporate and Other                       10        8       5       5
   Total                                $800     $777    $669    $695

* Excludes exploration expenses of $60 million
  (estimate), $55 million, $59 million, and $55 million for 1996, 1995, 1994 and 1993, respectively.

Capital expenditures increased $108 million during 1995 as compared to 1994 primarily as a result of increased expenditures by ECT primarily related to upgrade of existing facilities and systems costs, combined with higher capital expenditures in the international operations. The increase in international capital expenditures primarily reflects property additions by Enron Europe and Enron Americas.

Capital expenditures during 1994 declined slightly as compared to 1993. Reduced capital expenditures by the transportation and operation, domestic gas and power services and international gas and power services segments were partially offset by higher capital spending by the exploration and production segment. The increase in capital expenditures by the exploration and production segment reflects the acquisition of selected properties to complement existing North American producing areas and the addition of new international activities in India.

Capital expenditures during 1996 are expected to total approximately $800 million. However, the overall level of capital spending as well as spending by individual business segments will vary depending upon conditions in the energy market and other related economic conditions. In addition, equity investments are expected to be approximately $200 million, primarily relating to international projects.
Management believes that the capital spending program will be funded by a combination of internally generated funds, proceeds from dispositions of selected assets and long- and short-term borrowings.

Capitalization
Total capitalization at December 31, 1995 was $7.2 billion. Debt as a percentage of total capitalization decreased to 42.8% at December 31, 1995 as compared to 44.2% at December 31, 1994. The improvement primarily reflects increased retained earnings and the utilization of proceeds from the previously discussed sale of EOG shares to reduce long-term debt. Assuming the mandatory conversion in late 1998 of 10.5 million Exchangeable Notes into EOG shares held by Enron, the pro-forma debt to capitalization percentage would be approximately 40.5% at December 31, 1995.


INFORMATION REGARDING
FORWARD LOOKING STATEMENTS

This Annual Report includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Enron believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include political developments in foreign countries, the pace of deregulation of retail natural gas and electricity markets in the United States, the timing and extent of changes in commodity prices for crude oil, natural gas, electricity and interest rates, the extent of EOG's success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and success of Enron's efforts to develop international power, pipeline and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward looking statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Enron Corp.:

We have audited the accompanying consolidated balance sheet of Enron Corp. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows and changes in shareholders' equity accounts for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Enron Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enron Corp. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations, cash flows and changes in shareholders' equity accounts for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.





                          Arthur Andersen LLP

Houston, Texas
February 16, 1996

Enron Corp. and Subsidiaries
Consolidated Income Statement

                                                Year Ended December 31,
(In Thousands, Except Per Share Amounts)    1995         1994         1993

Revenues
   Natural gas and other products        $7,529,357   $7,490,533   $6,652,333
   Transportation                           691,702      754,117      767,911
   Other                                    967,938      739,073      565,556
                                          9,188,997    8,983,723    7,985,800
Costs and Expenses
   Cost of gas and other products         6,733,486    6,517,109    5,566,026
   Operating expenses                     1,218,341    1,123,448    1,146,655
   Oil and gas exploration expenses          78,670       83,944       75,743
   Depreciation, depletion and
    amortization                            431,706      441,329      458,188
   Taxes, other than income taxes           108,792      102,121      108,386
                                          8,570,995    8,267,951    7,354,998
Operating Income                            618,002      715,772      630,802
Other Income and Deductions
   Equity in earnings of unconsolidated
    subsidiaries                             86,018      112,409       73,293
   Interest income                           26,821       39,162       31,457
   Other, net                               434,241       77,049       62,115
Income Before Interest, Minority
 Interest and Income Taxes                1,165,082      944,392      797,667
Interest and Related Charges, net           284,029      273,482      300,149
Dividends on Preferred Stock of
 Subsidiaries                                31,859       19,875        2,137
Minority Interests                           44,056       31,041       27,605
Income Taxes                                285,444      166,584       89,077
Income Tax Rate Adjustment                        -            -       46,177
Net Income                                  519,694      453,410      332,522
Preferred Stock Dividends                    15,414       15,038       16,919
Earnings on Common Stock                 $  504,280   $  438,372   $  315,603
Earnings Per Share of Common Stock
   Primary                               $     2.07   $     1.80   $     1.32
   Fully Diluted                         $     1.94   $     1.70   $     1.25

Average Number of Common Shares Used
 in Primary Computation                     243,669      243,395      239,019

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Balance Sheet

                                                  December 31,
(In Thousands)                                 1995         1994

Assets
Current Assets
   Cash and cash equivalents              $   114,917   $   132,336
   Trade receivables (net of allowance
    for doubtful accounts of $11,642 and
    $12,729, respectively)                  1,115,709       604,985
   Other receivables                          310,790       233,213
   Transportation and exchange gas
    receivable                                149,659        98,787
   Inventories                                111,463       138,405
   Assets from price risk management
    activities                                579,749       449,588
   Other                                      344,620       251,679
      Total Current Assets                  2,726,907     1,908,993

Investments and Other Assets
   Investments in and advances to
    unconsolidated subsidiaries             1,216,474     1,065,189
   Assets from price risk management
    activities                              1,197,029     1,027,945
   Other                                    1,230,090     1,225,224
      Total Investments and Other Assets    3,643,593     3,318,358

Property, Plant and Equipment, at cost
   Transportation and operation             3,639,734     3,906,952
   Domestic gas and power services          3,797,530     3,811,037
   Exploration and production, successful
    efforts accounting                      3,380,924     3,015,435
   International gas and power services       181,981       119,740
   Corporate and other                        107,012       111,237
                                           11,107,181    10,964,401
   Less accumulated depreciation,
    depletion and amortization              4,238,746     4,225,741
      Net Property, Plant and Equipment     6,868,435     6,738,660

Total Assets                              $13,238,935   $11,966,011

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Balance Sheet

                                                       December 31,
                                                    1995          1994
Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable                             $ 1,020,599   $   924,446
   Transportation and exchange gas
    payable                                         144,141       114,124
   Accrued taxes                                    121,192        90,906
   Accrued interest                                  51,692        58,569
   Liabilities from price risk
    management activities                           708,353       522,070
   Other                                            386,015       587,271
      Total Current Liabilities                   2,431,992     2,297,386

Long-Term Debt                                    3,064,839     2,805,142
Deferred Credits and Other Liabilities
   Deferred income taxes                          2,185,748     1,893,450
   Deferred revenue                                 311,478       256,298
   Liabilities from price risk
    management activities                           590,302       575,377
   Other                                            563,962       591,134
      Total Deferred Credits and
       Other Liabilities                          3,651,490     3,316,259
Commitments and Contingencies
 (Notes 2, 8, 13, 14 and 15)
Minority Interests                                  548,648       290,146
Company-Obligated Preferred Stock
 of Subsidiaries                                    376,750       376,750
Shareholders' Equity
   Preferred stock, cumulative, $100
    par value, 1,500,000 shares authorized,
    no shares issued                                      -             -
   Second preferred stock, cumulative,
    $1 par value, 5,000,000 shares authorized,
    1,375,494 shares and 1,404,983 shares of
    Cumulative Second Preferred Convertible
    Stock issued, respectively                      137,550       140,498
   Preference stock, cumulative, $1 par
    value, 10,000,000 shares authorized,
    no shares issued                                      -             -
   Common stock, $0.10 par value,
      600,000,000 shares authorized,
      253,860,360 shares and 253,069,668
      shares issued, respectively                    25,386        25,308
   Additional paid-in capital                     1,791,151     1,788,044
   Retained earnings                              1,650,949     1,351,297
   Cumulative foreign currency translation
    adjustment                                     (153,563)     (158,881)
   Common stock held in treasury (2,618,034
    and 1,394,833 shares, respectively)             (92,642)      (41,090)
   Other (including Flexible Equity Trust,
    Note 10)                                       (193,615)     (224,848)
      Total Shareholders' Equity                  3,165,216     2,880,328
Total Liabilities and Shareholders' Equity      $13,238,935   $11,966,011

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Statement Of Cash Flows

                                                 Year Ended December 31,
(In Thousands)                                1995        1994        1993

Cash Flows From Operating Activities
Reconciliation of net income to net
 cash provided by (used in) operating
 activities
   Net income                               $ 519,694   $ 453,410   $ 332,522
   Depreciation, depletion and amortization   431,706     441,329     458,188
   Oil and gas exploration expenses            78,670      83,944      75,743
   Amortization of deferred contract
    reformation costs                          25,858      90,617      89,240
    Deferred income taxes                     216,090      92,959      51,200
    Gains on sales of stock by subsidiary
     and other assets                        (529,990)    (91,284)   (115,586)
    Regulatory, litigation and other
     contingency adjustments                  111,666     (25,212)     58,944
    Changes in components of working
     capital                                 (833,647)   (141,372)    (76,513)
    Deferred contract reformation costs       (18,089)    (54,182)   (136,383)
    Net assets from price risk management
     activities                               (98,037)   (152,642)   (115,415)
    Production payment transaction, net       (43,345)    (43,345)    (73,867)
    Other, net                                124,401    (193,567)   (153,651)
Net Cash Provided by (Used in) Operating
 Activities                                   (15,023)    460,655     394,422
Cash Flows From Investing Activities
   Proceeds from sales of investments and
    other assets                              996,537     439,627     453,977
   Additions to property, plant and
    equipment                                (730,502)   (660,915)   (688,032)
   Equity investments                        (170,262)   (272,517)   (267,097)
   Other, net                                 (82,397)    (66,561)    (64,224)
Net Cash Provided by (Used in)
 Investing Activities                          13,376    (560,366)   (565,376)
Cash Flows From Financing Activities
   Net increase (decrease) in
    short-term borrowings                    (250,305)    115,326      42,767
   Issuance of long-term debt                 967,126     190,115     613,938
   Repayment of long-term debt               (447,734)   (161,786)   (450,161)
   Decrease in other long-term obligations          -           -     (22,757)
   Issuance of company-obligated preferred
    stock of subsidiaries                           -     163,000     213,750
   Issuance of common stock                    19,806      66,372      22,882
   Dividends paid                            (254,262)   (231,079)   (189,769)
   Net acquisition of treasury stock          (64,654)    (41,090)    (71,145)
   Other, net                                  14,251      (9,051)     10,000
Net Cash Provided by (Used in)
 Financing Activities                         (15,772)     91,807     169,505
Decrease in Cash and Cash Equivalents         (17,419)     (7,904)     (1,449)
Cash and Cash Equivalents, Beginning
 of Year                                      132,336     140,240     141,689
Cash and Cash Equivalents, End of Year      $ 114,917   $ 132,336   $ 140,240

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Statement Of Changes In Shareholders' Equity Accounts

                                                                                      Cumulative
                                                                                       Foreign
                                   Convertible              Additional                 Currency
(In Thousands, Except               Preferred     Common      Paid-in      Retained   Translation  Treasury
 Per Share Amounts)                   Stock       Stock       Capital      Earnings   Adjustment     Stock        Other

Balance at December 31, 1992        $182,964   $1,187,661   $  324,944   $  959,522   $(118,160)   $ (8,100)   $ (10,514)
Net income                                                                  332,522
Cash dividends
   Common stock                                                            (170,457)
   Preferred stock                                                          (16,919)
Purchase of treasury stock                                                                          (86,301)
Exchange of common stock for
 convertible preferred stock         (33,296)       3,573      (25,289)                              55,012
Benefit and dividend reinvestment
 plans                                              3,881       25,426                               39,788       (5,347)
Sales of stock                                         14        4,986
Issuance to Flexible Equity Trust                     750      219,563                                          (219,563)
Common stock split and reduction
 of par value to $0.10                         (1,170,969)   1,170,969
Translation adjustments                                                                 (20,544)
Other                                                          (12,661)         318                    (399)      10,000
Balance at December 31, 1993         149,668       24,910    1,707,938    1,104,986    (138,704)          -     (225,424)
Net income                                                                  453,410
Cash dividends
   Common stock                                                            (191,839)
   Preferred stock                                                          (15,038)
Purchase of treasury stock                                                                          (55,911)
Exchange of common stock for
 convertible preferred stock          (9,170)         125        9,045
Benefit and dividend reinvestment
 plans                                                131       29,625                                1,392          576
Sales of stock                                        142       51,594                               13,366
Translation adjustments                                                                 (20,177)
Other                                                          (10,158)        (222)                     63
Balance at December 31, 1994         140,498       25,308    1,788,044    1,351,297    (158,881)    (41,090)    (224,848)
Net income                                                                  519,694
Cash dividends
   Common stock                                                            (204,628)
   Preferred stock                                                          (15,414)
Purchase of treasury stock                                                                         (118,368)
Exchange of common stock for
 convertible preferred stock          (2,948)          22       (2,536)                               5,462
Benefit and dividend reinvestment
 plans                                                 19       (5,189)                              61,381       29,569
Sales of stock                                         37       15,468
Translation adjustments                                                                   5,318
Other                                                           (4,636)                                 (27)       1,664
Balance at December 31, 1995        $137,550   $   25,386   $1,791,151   $1,650,949   $(153,563)   $(92,642)   $(193,615)

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS

1  Summary of Significant Accounting Policies

A. Consolidation Policy and Use of Estimates
The consolidated financial statements include the accounts of all majority-owned subsidiaries of Enron Corp. after the elimination of significant intercompany accounts and transactions. Investments in unconsolidated subsidiaries are accounted for by the equity method.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

"Enron" is used from time to time herein as a collective reference to Enron Corp. and its subsidiaries and affiliates. In material respects, the businesses of Enron are conducted by Enron Corp.'s subsidiaries and affiliates whose operations are managed by their respective officers.

B. Cash Equivalents
Enron records as cash equivalents all highly liquid short-term investments with original maturities of three months or less.

C. Inventories
Inventories consisting primarily of natural gas in storage of $55.9 million and $79.1 million and crude oil and liquid petroleum products of $50.0 million and $54.8 million at December 31, 1995 and 1994, respectively, are priced at the lower of cost or market.

D. Depreciation, Depletion and Amortization
The provision for depreciation and amortization with respect to operations other than oil and gas producing activities (see below) is computed using the straight-line or Federal Energy Regulatory Commission (FERC) mandated method based on estimated economic lives. Composite depreciation rates are applied to functional groups of property having similar economic characteristics.

Provisions for depreciation, depletion and amortization of proved oil and gas properties are calculated using the units-of-production method. Estimated future dismantlement, restoration and abandonment costs, net of salvage credits, are taken into account in determining depreciation, depletion and amortization.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Enron will adopt SFAS No. 121 in the first quarter of 1996. Enron believes that the adoption of SFAS No. 121 will not have a material impact on its financial position or results of operations.

E. Income Taxes
Enron accounts for income taxes under the provisions of SFAS No. 109 - "Accounting for Income Taxes," which provides for an asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 3).

F. Earnings Per Share
Primary earnings per share is computed on the basis of the average number of common shares outstanding during the periods. Common shares held by the Enron Corp. Flexible Equity Trust are not included in the computation of earnings per share until such shares are released to fund employee benefits (see Note 10). Dilutive common stock equivalents are not material and are not included in the computation of primary earnings per share. Fully diluted earnings per share is computed based upon the average number of common stock and common stock equivalent shares outstanding plus the average number of common shares issuable upon the assumed conversion of convertible securities.

G. Accounting for Price Risk Management
Enron engages in price risk management activities for both trading and non-trading purposes. Activities for trading purposes, generally consisting of services provided to the energy sector through Enron Capital & Trade Resources (ECT), are accounted for using the mark-to-market method. Under such method, changes in the market value of outstanding financial instruments are recognized as gain or loss in the period of change. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating Enron's position in an orderly manner over a reasonable period of time under present market conditions.

Activities for non-trading purposes consist of transactions entered into by Enron's other business units to hedge the impact of market fluctuations on assets, liabilities, production or other contractual commitments. Changes in the market value of these transactions are deferred until the gain or loss on the hedged item is recognized. See Note 2 for further discussion of Enron's price risk management activities.

H. Accounting for Oil and Gas Producing Activities
Enron accounts for oil and gas exploration and production activities under the successful efforts method of accounting. Under such method, oil and gas lease acquisition costs are capitalized when incurred. Unproved properties with significant acquisition costs are assessed quarterly on a property-by-property basis and any impairment in value is recognized. Amortization of any remaining costs of such leases begins at a point prior to the end of the lease term depending upon the length of such term. Unproved properties with acquisition costs that are not individually significant are aggregated, and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized over the average holding period. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties. Lease rentals are expensed as incurred.

Oil and gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. The costs of all development wells and related equipment used in the production of crude oil and natural gas are capitalized.

Gains and losses associated with the sale of crude oil and natural gas reserves in place with related assets are classified as "Other Revenues" in the Consolidated Income
Statement.

I. Accounting for Development Activity
Enron's project development costs consist of fees, licenses and permits, site testing, bid costs and other charges, including salaries and employee expenses, incurred in developing domestic and international projects. These costs may be recovered through development cost reimbursements from joint venture partners or other third parties, written off against development fees received, or may be included as part of an investment in those ventures where Enron continues to participate. Accumulated costs of project development are otherwise expensed in the period that management determines it is probable that the costs will not be recovered.

Development revenue results from Enron's participation in the development, construction, operation and ownership of various projects. Revenue from development fees is recognized when realizable under the development agreement. Revenue from long-term construction contracts is recognized using the percentage-of-completion method and is primarily based on project costs incurred compared with total estimated costs. Estimated contract earnings are reviewed and revised periodically as the work progresses. Development and construction revenues earned from joint ventures in which Enron holds an equity interest are deferred to the extent of Enron's ownership interest and recognized over the life of the facility owned by the joint venture on a straight-line basis. Proceeds from the sale of all or part of Enron's investment in development projects are recognized as revenues at the time of sale to the extent that such sales proceeds exceed the proportionate carrying amount of the investment. Total revenues recognized from the sale of development projects for the years ended December 31, 1995, 1994 and 1993, exclusive of amounts discussed below, were $11 million, $28 million and $65 million, respectively.

During November 1994, Enron sold an approximately 48% interest in Enron Global Power & Pipelines L.L.C. (EPP) for net proceeds totaling approximately $225 million. In connection with the sale, Enron recognized revenues of $65 million in 1994 and $48 million in 1995 following the satisfaction of Enron's support obligations. Pursuant to a Purchase Right Agreement, Enron has agreed to offer to sell to EPP Enron's ownership interests in power plant and natural gas pipeline projects developed or acquired outside the United States, Canada and Western Europe, prior to 2005, subject to certain exceptions.

J. Foreign Currency Translation
For international subsidiaries, asset and liability accounts are translated at year-end rates of exchange and revenue and expenses are translated at average exchange rates prevailing during the year. For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, translation adjustments are included as a separate component of shareholders' equity. Currency transaction gains and losses are recorded in income.

K. Reclassifications
Certain reclassifications have been made to the consolidated financial statements for prior years to conform with the current presentation.

2  Price Risk Management and Financial Instruments

Trading Activities
Enron, through ECT, offers price risk management services to the energy sector. These services primarily relate to commodities associated with the energy sector (natural gas, crude oil, natural gas liquids and electricity), but in some instances also include financial products (interest rate swaps and foreign currency contracts). ECT provides these services through a variety of financial instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options and other contractual arrangements.

ECT accounts for these activities using the mark-to-market method of accounting. Under mark-to-market accounting, forwards, swaps, options and other financial instruments with third parties are reflected at market value, net of future servicing costs, with resulting unrealized gains and losses recorded as "Assets and Liabilities From Price Risk Management Activities" in the Consolidated Balance Sheet. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments. The amounts shown in the Consolidated Balance Sheet related to price risk management activities also include assets or liabilities which arise as a result of the actual timing of settlements related to these contracts. Current period changes in the assets and liabilities from price risk management activities (resulting primarily from newly originated transactions, restructurings and the impact of price movements) are recognized as net gains or losses in "Other Revenues."

Notional Amounts and Terms.   The notional amounts and terms
of these financial instruments at December 31, 1995 are set forth below (volumes in trillions of British thermal units equivalent (TBtue), dollars in millions):

                          Fixed Price   Fixed Price      Maximum
Product                      Payor        Receiver    Terms in years

Energy Commodities
   Gas                       3,741         4,933            19
   Crude and liquids           606           743            10
   Electricity                  33           165             5
Financial Products
   Interest rate (a)       $14,364        $1,465            19
   Foreign currency          1,040         1,045            19

(a) The interest rate fixed price receiver represents the net notional dollar value of the interest rate sensitive component of the combined commodity portfolio. The interest rate fixed price payor represents the notional contract amount of a portfolio of various financial instruments used to hedge the net present value of the commodity portfolio. The effectiveness of a hedge on the net present value of the combined commodity portfolio is not a function of notional hedge value but, rather, of cash flows resulting from the notional hedge value. Accordingly, the notional dollar values will not be equal. However, the portfolio is substantially balanced from a cash flow perspective and is not sensitive to movement in interest rates.

ECT also has sales and purchase commitments associated with contracts based on market prices totaling 4,432 TBtue, with terms extending up to 20 years.

Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure ECT's exposure to market or credit risks. The maximum terms in years detailed above are not indicative of likely future cash flows as these positions may be offset in the markets at any time in response to the company's risk management needs.

The volumetric weighted average maturity of ECT's entire portfolio of price risk management activities as of December 31, 1995 was approximately 2.3 years.

Fair Value. The fair value of the financial instruments as of December 31, 1995 and the average fair value of those instruments held during the year are set forth below
(amounts in millions):

                           Fair Value           Average Fair Value
                              as of             for the Year Ended
                            12/31/95                12/31/95(a)
Product                Assets   Liabilities     Assets   Liabilities

Energy Commodities
   Gas                 $1,217      $744         $1,190      $477
   Crude and liquids      249       363            293       495
   Electricity             97        62             29        14
Financial Products
   Interest rate          357        92            225        60
   Foreign currency        64        38             58        35

(a) Computed using the ending balance at each month end.

The net change in the value of ECT's portfolio of price risk management activities for the year ended December 31, 1995, primarily attributable to financial instruments fixing energy commodity pricing, was $98 million and is included in "Other Revenues". All of ECT's operations relate to providing price risk management services. Accordingly, earnings for this operating segment appropriately reflect the net gain arising from trading activities for the year ended December 31, 1995.

Market Risk.   To provide solutions to energy problems
worldwide, ECT serves a diverse customer group that includes independent power producers, industrials, gas and electric utilities, oil and gas producers, financial institutions and other energy marketers. This broad customer mix generates a need for a variety of financial structures, products and terms. This diversity requires ECT to manage, on a portfolio basis, the resulting market risks inherent in these transactions subject to parameters established by Enron's Board of Directors. Market risks are monitored by a risk control group operating separately from the units that create or actively manage these risk exposures to ensure compliance with Enron's stated risk management policies at both the corporate and subsidiary levels. Risk measurement is also supplemented with stress testing and scenario analysis. ECT's fixed price contract portfolio is typically balanced to within approximately 1% of the gross position at the end of each day.

ECT measures the risk in its portfolio on a daily basis in accordance with value-at-risk methodologies, which simulate forward price curves in the energy markets to estimate the size and probability of future potential losses. The quantification of market risk using value-at-risk provides a consistent measure of risk across diverse energy markets and products. The use of this methodology requires a number of key assumptions including the selection of a confidence level for losses, the holding period chosen for the value-at-risk calculation and the treatment of risks outside the value-at-risk methodologies, including liquidity risk and event risk.

ECT expresses value-at-risk as a percentage of Enron's earnings based on a 95% confidence level using one day holding periods. On a one day basis as of December 31, 1995, ECT's value-at-risk for its price risk management activities was less than 2% (unaudited) of Enron's total income before interest, minority interest and income taxes. Since this is not an absolute measure of risk under all conditions for all products, ECT performs alternative scenario analyses to estimate the economic impact of a sudden market movement on the value of the trading portfolio (stress testing). The results of the stress testing, along with the professional judgments of experienced business and risk managers, are used to supplement the value-at-risk methodology and capture additional market-related risks, including liquidity, event, concentration and correlation reliance risk.

Based upon the ongoing policies and controls discussed above, Enron does not anticipate a materially adverse effect on financial position or results of operations as a result of market fluctuations.

Credit Risk.   Credit risk relates to the risk of loss that
Enron would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The counterparties associated with ECT's assets from price risk management activities as of December 31, 1995 and 1994 are summarized as follows (amounts in millions):

                                       December 31, 1995
                          Assets from Price Risk Management Activities
                              Investment        Below
                               Grade(a)    Investment Grade   Total

Independent Power Producers    $  573            $105        $  678
Gas and Electric Utilities        234              45           279
Oil and Gas Producers             318             109           427
Industrials                        35              43            78
Financial Institutions             38               5            43
Energy Marketers                  132             103           235
Other                             202              42           244
   Total                       $1,532            $452         1,984
   Credit and Other Reserves                                   (207)
   Assets from Price Risk
    Management Activities(b)                                 $1,777

                                       December 31, 1994
                          Assets from Price Risk Management Activities
                              Investment        Below
                               Grade(a)    Investment Grade   Total

Independent Power Producers    $   447           $ 44        $  491
Gas and Electric Utilities         287             37           324
Oil and Gas Producers              310             26           336
Industrials                         24             21            45
Financial Institutions             176              -           176
Energy Marketers                    20             25            45
Other                              158             33           191
   Total                        $1,422           $186         1,608
   Credit and Other Reserves                                   (130)
   Assets from Price Risk
    Management Activities(b)                                 $1,478

(a) "Investment Grade" is primarily determined using publicly available credit ratings along with consideration of collateral, which encompass standby letters of credit, parent company guarantees and property interests, including oil and gas reserves. Included in "Investment Grade" are counterparties with a minimum Standard & Poor's or Moody's rating of BBB- or Baa3, respectively.
(b) Three customers' exposures at December 31, 1995 and
    1994 each comprise greater than 5% of Assets From Price Risk Management Activities.

This concentration of counterparties may impact ECT's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

ECT maintains credit policies with regard to its counterparties that management believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties' financial condition (including credit rating), collateral requirements under certain circumstances and the use of standardized agreements which allow for the netting of positive and negative exposures associated with a single counterparty.

ECT maintains a credit reserve which is based on management's evaluation of the credit risk of the overall portfolio. This reserve is objectively determined using an implied risk profile based on the difference between risk-free rates of return and each counterparty's cost of borrowing. This implied risk is then used to evaluate the exposure (based on current market value) to each counterparty adjusted for collateral provisions and overall concentration of exposure. Based on ECT's policies, its exposures and the credit reserve, Enron does not anticipate a materially adverse effect on financial position or results of operations as a result of counterparty nonperformance.

Non-Trading Activities
Enron's other businesses also enter into forwards, swaps and other contracts to hedge the impact of market fluctuations on assets, liabilities, production or other contractual commitments. Changes in the market value of these transactions are deferred until the gain or loss is recognized on the hedged item.

Interest Rate Swaps.   At December 31, 1995, Enron had
entered into interest rate swap agreements with a notional principal amount of $4,005 million to manage interest rate exposure. Swap agreements relating to notional amounts of $1,315 million, $700 million and $1,990 million are scheduled to terminate in 1996, 1997 and thereafter, respectively.

Energy Commodity Price Swaps.   At December 31, 1995, Enron
was a party to energy commodity price swaps covering approximately 233 TBtu, 169 TBtu and 427 TBtu of natural gas for the years 1996, 1997 and the period 1998 through 2004, respectively, and 4 million, 4 million and 6 million barrels of crude oil for the years 1996, 1997 and the period 1998 through 2000, respectively. During the first quarter of 1996, Enron removed substantially all of its natural gas commodity price swaps for 1996 by entering into offsetting positions.

Foreign Currency Contracts.   At December 31, 1995, foreign
currency contracts with a notional principal amount of $11.9 million were outstanding. Such contracts will substantially expire in 1996.

Credit Risk.   While notional amounts are used to express
the volume of various derivative financial instruments, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. Counterparties to the forwards, futures and other contracts discussed above are investment grade financial institutions. Accordingly, Enron does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by the third parties on financial instruments related to non-trading activities.

Financial Instruments
The carrying amounts and estimated fair values of Enron's financial instruments, excluding trading activities which are marked to market, at December 31, 1995 and 1994 were as follows:

                                          1995                    1994
                                  Carrying   Estimated    Carrying   Estimated
(In Millions)                      Amount    Fair Value    Amount    Fair Value

Long-term debt (Note 5)            $3,065      $3,360      $2,805      $2,752
Company-obligated preferred
 stock of subsidiaries (Note 9)       377         386         377         348
Interest rate swaps                     -         (18)          -           5
Energy commodity price swaps            -          90           -          80
Foreign currency contracts              -           -           -          (1)

Enron used the following methods and assumptions in estimating fair values: (a) Long-term debt - the carrying amount of variable-rate debt approximates fair value, the fair value of marketable debt is based on quoted market prices, and the fair value of other debt is based on the discounted present value of cash flows using Enron's current borrowing rates; (b) Company-obligated preferred stock of subsidiaries - the fair value is based on quoted market prices; and (c) Interest rate swaps, Energy commodity price swaps and Foreign currency contracts - estimated fair values have been determined by using available market data and valuation methodologies. Judgement is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts (see "Non-Trading Activities" above).

The fair market value of cash and cash equivalents, accounts receivable and accounts payable are not materially different from their carrying amounts.

Guarantees of liabilities of unconsolidated entities and residual value guarantees have no book value associated with them and the fair values of these items are not readily determinable (see Note 15).

3  Income Taxes

The principal components of Enron's net deferred income tax liability at December 31, 1995 and 1994 are as follows:

(In Millions)                                     1995     1994

Deferred income tax assets -
   Alternative minimum tax credit carryforward   $  231   $  236
   Other                                             84       51
                                                    315      287
Deferred income tax liabilities -
   Depreciation, depletion and amortization       1,617    1,583
   Price risk management activities                 427      256
   Other                                            470      406
                                                  2,514    2,245
Net deferred income tax liabilities*             $2,199   $1,958

* Includes $13 million and $65 million in other current liabilities for 1995 and 1994,respectively.

The components of income before income taxes are as follows:

(In Thousands)     1995          1994          1993

U.S.             $621,881      $415,011      $336,445
Foreign           183,257       204,983       131,331
                 $805,138      $619,994      $467,776

Total income tax expense is summarized as follows:

(In Thousands)                     1995       1994       1993

Payable currently -
   Federal                       $ 29,315   $ 49,021   $ 57,093
   State                           25,955     13,494     14,692
   Foreign                         14,084     11,110     12,269
                                   69,354     73,625     84,054
Payment deferred -
   Federal                        157,716     77,595    (26,070)
   State                           30,327     (5,948)    15,724
   Foreign                         28,047     21,312     15,369
                                  216,090     92,959      5,023
                                  285,444    166,584     89,077
Effect of tax rate increase on
 deferred tax liability(a)              -          -     46,177
Total Income Tax Expense         $285,444   $166,584   $135,254

(a) In August 1993, the U.S. corporate Federal income tax rate increased from 34% to 35% retroactive to January 1, 1993. Under the provisions of SFAS No. 109, the effect of a change in the tax rate is recognized in income for the period of enactment.

The differences between taxes computed at the U.S. Federal statutory tax rate and Enron's effective income tax rate are as follows:

                                          1995     1994     1993

Statutory Federal income tax
 rate provision                           35.0%    35.0%    35.0%
Net state income taxes                     4.5%     0.8%     4.1%
Revision of prior years' tax estimates    (1.5)%   (0.8)%   (5.3)%
Tax rate increase                            -        -      9.9%
Tight gas sands tax credit                (2.8)%   (5.9)%  (13.9)%
Earnings in foreign jurisdictions taxed
 at rates different from the statutory
 U.S. Federal rate                         0.4%    (0.2)%    1.0%
Equity earnings                           (3.8)%   (3.7)%   (2.6)%
Minority interest                          1.9%     1.7%     2.1%
Asset and stock sale differences           2.1%       -        -
Other                                     (0.3)%      -     (1.4)%
Effective income tax rate                 35.5%    26.9%    28.9%

Enron has an alternative minimum tax (AMT) credit carryforward of approximately $231 million which can be used to offset regular income taxes payable in future years. The
AMT credit has an indefinite carryforward period.

U.S. and foreign taxes have been provided for earnings of foreign subsidiary companies that are expected to be remitted to the parent company. Foreign subsidiaries' cumulative undistributed earnings of approximately $195 million are considered to be indefinitely reinvested outside the U.S. and, accordingly, no U.S. income taxes have been provided thereon. In the event of a distribution of those earnings in the form of dividends, Enron may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits.

4  Supplemental Cash Flow Information

Cash paid for income taxes and interest expense, including fees incurred on sales of accounts receivable, is as follows:

(In Thousands)               1995          1994          1993

Income taxes               $ 13,278      $ 56,595      $ 39,307
Interest (net of amounts
 capitalized)               296,180       268,205       299,568

Non-cash investing and financing activities during 1995, 1994 and 1993 included the exchange of common stock for convertible preferred stock in transactions valued at $2.9 million, $9.2 million and $33.3 million, respectively.

In addition, in March 1995, a subsidiary of EOG issued redeemable preferred stock with a liquidation/redemption value of $19 million in exchange for certain oil and gas properties. These preferred shares were exchanged in November 1995 for 633,333 shares of Enron's common stock.

Changes in components of working capital are as follows:

(In Thousands)           1995            1994            1993

Receivables           $(639,173)      $(250,295)      $(360,206)
Inventories              26,942         (25,117)         92,228
Payables                126,170         (91,329)        144,518
Accrued taxes            30,286          12,178         (11,941)
Accrued interest         (6,877)          5,277           2,913
Other                  (370,995)        207,914          55,975
   Total              $(833,647)      $(141,372)      $ (76,513)

5  Credit Facilities, Short-Term
Borrowings and Long-Term Debt

Enron and EOG have credit facilities with domestic and foreign banks which provide for an aggregate of $1.1 billion in long-term committed credit. Expiration dates of the committed facilities range from February 1998 to March 2000. Interest rates on borrowings are based upon the London Interbank Offered Rate, certificate of deposit rates or other short-term interest rates. Certain credit facilities contain covenants which must be met to borrow funds. Such debt covenants are not anticipated to materially restrict Enron's ability to borrow funds under such facilities. Compensating balances are not required, but Enron is required to pay a commitment or facility fee. During 1995, no amounts were borrowed under these facilities.

Enron and EOG have also entered into agreements which provide for uncommitted lines of credit totaling $995 million at December 31, 1995. The uncommitted lines have no stated expiration dates. Neither compensating balances nor commitment fees are required as borrowings under the uncommitted credit lines are available subject to agreement by the participating banks. At December 31, 1995, no amounts were outstanding under the uncommitted lines.

In addition to borrowing from banks on a short-term basis, Enron and certain of its subsidiaries sell commercial paper to provide financing for various corporate purposes. As of December 31, 1995, 1994 and 1993, short-term borrowings of $15.3 million, $259.1 million and $143.8 million, respectively, have been reclassified as long-term debt based upon the availability of committed credit facilities with expiration dates exceeding one year and management's intent to maintain such amounts in excess of one year subject to overall reductions in debt levels. Similarly, at December 31, 1995, 1994 and 1993, $286.5 million, $171.1 million and
$132.4 million, respectively, of long-term debt due within one year remained classified as long-term.

Detailed information on short-term borrowings by Enron is as follows:

(In Millions)                        1995      1994       1993

As of end of year
   Borrowings from -
      Commercial paper              $    -   $  206.1   $      -
      Banks and other                 15.3       53.0      143.8
   Amount reclassified
    as long-term debt                (15.3)    (259.1)    (143.8)
   Total short-term borrowings      $    -   $      -   $      -
   Weighted average interest rate
    at end of year (a)                 6.3%       6.2%       3.6%
For the year ended
   Maximum borrowings
    at any month end (a)            $782.9   $1,156.0   $1,087.1
   Average borrowings (a)(b)         636.2      768.1      590.9
   Weighted average interest rate
    during the year (a)(c)             6.1%       4.6%       3.3%

(a) Before reclassification as long-term debt.
(b) Computed using the average daily balances during each month.
(c) Computed using the weighted average interest rates of debt outstanding during each month.

Detailed information on long-term debt is as follows:

                                                    December 31,
(In Thousands)                                  1995            1994

Enron Corp.
   Debentures
      6.75% due 2005 - senior subordinated   $  200,000      $  200,000
      8.25% due 2012 - senior subordinated      150,000         150,000
   Notes Payable
      8.10% to 9.25% due 1996                   250,000         250,000
      6.25% due 1998 - mandatorily
       exchangeable into EOG stock              228,375               -
      8.50% to 10.75% due from 1998 to 2001     450,000         342,777
      6.75% to 9.875% due from 2003 to 2007     992,200         692,200
      7% due 2023                               100,000         100,000
      Other                                       9,678          56,508
Northern Natural Gas Company
   Notes Payable
      8.00% due 1999                            250,000         250,000
      6.875% due 2005                           100,000         100,000
Houston Pipe Line Company
   Notes Payable
      12.125% due 1995                                -         100,000
Transwestern Pipeline Company
   Notes Payable
      7.55% to 9.10% due 2000                   123,000         123,000
      9.20% due from 1998 to 2004                27,000          27,000
Enron Oil & Gas Company
   Notes Payable
      8.92% due 1995                                  -          25,000
      9.10% due from 1996 to 1998                70,000          70,000
      Other                                      77,559          67,421
Enron Europe Limited
   Other                                         38,933               -
Amount reclassified from short-term debt         15,348         259,099
Unamortized debt discount and premium           (17,254)         (7,863)
Total Long-Term Debt                         $3,064,839      $2,805,142

The aggregate annual maturities of long-term debt outstanding at December 31, 1995 are $286.5 million, $26.7 million, $388.9 million, $299.8 million and $281.4 million for 1996 through 2000, respectively.

6  Accounts Receivable

Enron has entered into an agreement which provides for the sale of trade accounts receivable with limited recourse provisions and the rights to certain recoverable pipeline transition surcharges expiring January 31, 1999. Sales of trade receivables under these agreements totaled $100.0 million and $328.0 million at December 31, 1995 and 1994, respectively. Rights to certain recoverable pipeline transition surcharges sold under these agreements totaled
$34.9 million and $64.2 million at December 31, 1995 and 1994, respectively.

The fees incurred on the sales of accounts receivable totaled $23.7 million, $20.8 million and $20.6 million for 1995, 1994 and 1993, respectively, and are included in "Interest and Related Charges, net."

Enron affiliates have concentrations of customers in the electric and gas utility industries. These concentrations of customers may impact Enron's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, Enron's management believes that the portfolio of receivables is well diversified and that such diversification minimizes any potential credit risk. Receivables are generally not collateralized.

7  Production Payment Agreement

In September 1992, EOG entered into a transaction with a limited partnership under which EOG conveyed an interest in approximately 124 billion cubic feet equivalent (136 trillion British thermal units) of natural gas and other hydrocarbons for consideration of $326.8 million (the production payment agreement). EOG retains responsibility for its working interest share of the cost of operations. Enron has accounted for the proceeds received in the transaction as deferred revenue which is being amortized into revenue as natural gas and other hydrocarbons are produced and delivered during the terms of the agreement as amended in October 1993. Annual amortization of remaining deferred revenue, based on scheduled deliveries under the production payment agreement, is approximately $43.3 million per year through 1998 and $10.7 million for 1999. See Note 18 for the estimate of proved oil and gas reserves dedicated to the transaction.

8  Unconsolidated Subsidiaries

Enron has investments in and advances to unconsolidated subsidiaries as follows:

                                     Ownership
Investee                             Interest           December 31,
(In Thousands)                                       1995         1994

Citrus Corp.                           50%       $  383,351   $  356,538
Teesside Power Limited                 50%(a)       182,937      173,461
Transportadora de Gas del Sur S.A.     18%(a)        97,608       96,451
Joint Energy Development
 Investments L.P.                      50%           83,952       77,024
Northern Border Partners, L.P.         13%           54,143       55,050
Enron/Dominion Cogen Corp.             50%           50,411       43,456
EOTT Energy Partners, L.P.             42%           37,847       63,044
Other(b)                                            326,225      200,165
                                                 $1,216,474   $1,065,189

(a) Net of minority interests, the ownership is 42.5% for Teesside Power Limited and 9.1% for Transportadora de
    Gas del Sur S.A.
(b) Includes investments in various international development projects which have not reached commercial operation at December 31, 1995.

Enron's equity in earnings (losses) of unconsolidated subsidiaries is as follows:

Investee                               Year Ended December 31,
(In Thousands)                        1995       1994      1993

Citrus Corp.                         $26,814   $ 27,554   $(8,066)
Teesside Power Limited                17,530     12,669    12,444
Transportadora de Gas del Sur S.A.    22,252     22,965    20,721
Joint Energy Development
 Investments L.P.                      4,175      7,321         -
Northern Border Partners, L.P.         6,743      6,970     1,368
Enron Dominion Cogen Corp.             6,993      6,213     6,874
EOTT Energy Partners, L.P.           (22,717)     4,815         -
Other                                 24,228     23,902    39,952
                                     $86,018   $112,409   $73,293

Summarized combined financial information of Enron's unconsolidated subsidiaries is presented below:

                                               December 31,
(In Thousands)                             1995            1994

Balance Sheet
   Current assets                       $1,776,646      $1,805,050
   Property, plant and equipment, net    7,813,974       6,072,820
   Other noncurrent assets                 968,464       1,287,790
   Current liabilities                   2,049,923       1,189,478
   Long-term debt                        4,981,680       4,623,035
   Other noncurrent liabilities          1,141,911       1,243,241
   Owners' equity                        2,385,570       2,109,906

                                      Year Ended December 31,
(In Thousands)                   1995            1994         1993

Income Statement
   Operating revenues         $8,258,113      $7,102,886   $2,351,177
   Operating expenses          7,334,801       6,421,637    2,016,977
   Net income                    225,770         290,089      204,262
Distributions Paid to Enron       68,216          81,100       59,585

Citrus Corp.   Enron has a 50% indirect ownership interest
in and provides services to Citrus Corp. (Citrus), a joint venture to transport and market natural gas to Florida. Effective March 1, 1995, Citrus' wholly-owned subsidiary, Florida Gas Transmission (Florida Gas), placed into service its Phase III pipeline expansion. The Phase III expansion increased Florida Gas' firm average delivery capacity by 530 MMcf/day to 1.5 Bcf/day.

Teesside Power Limited (Teesside).   During the first
quarter of 1995, Enron reduced its effective interest in Teesside from 50.0% to 42.5% through a sale of an effective 7.5% interest to one of the original joint venture partners in Teesside, a joint venture cogeneration company which owns a 1,875 megawatt independent power facility in northeast England. An affiliate of Enron operates the facility which was placed in commercial operation on March 27, 1993. Enron has guaranteed Teesside's obligation for certain grid charges and other amounts which could become due under certain power sales agreements. The value of such guarantees is included in Note 15.

Under the terms of certain gas supply agreements extending through 2008, Teesside is obligated to take-or-pay for an average of up to 240 billion British thermal units (BBtu) of natural gas per day at indexed prices. Enron has guaranteed 70% of Teesside's payment obligation under the gas supply agreements. However, Enron believes there are alternative markets for such gas should the gas not be taken by Teesside.

Transportadora de Gas del Sur S.A.   EPP holds a 25%
interest in Compania de Inversiones de Energia S.A., an Argentine corporation which owns 70% of Transportadora de
Gas del Sur S.A. (TGS). TGS is the owner and operator of a 4,000 mile natural gas pipeline system in Argentina which connects major gas fields in southern and western Argentina with distributors of gas in those areas and in the greater
Buenos Aires area, the principal population center of Argentina. TGS is one of two transmission systems in Argentina.

Joint Energy Development Investments (JEDI).   JEDI, a
limited partnership which acquires and owns energy investments, was formed in 1993 with an Enron subsidiary and the California Public Employee Retirement System (CalPERS) each owning a 50% interest. Enron and CalPERS have committed to invest a total of $500 million of capital in JEDI through 1996, of which $85 million has been contributed by Enron as of December 31, 1995. Enron intends to meet its required capital commitments primarily by contributing Enron common stock.

Northern Border Partners, L.P.   During October 1993,
Northern Plains Natural Gas Company (Northern Plains), a wholly-owned subsidiary of Enron, contributed its interest in Northern Border Pipeline Company to Northern Border Partners, L.P., a Delaware limited partnership (the Northern Border Partnership), in exchange for general partner interests,subordinated units and common units in the Northern Border Partnership. Northern Plains sold its common units in the Northern Border Partnership in an underwritten public offering, retaining a 13% interest in the Northern Border Partnership.

EOTT Energy Partners, L.P.   During March 1994, EOTT Energy
Corp., a wholly-owned subsidiary of Enron, exchanged its crude oil marketing and transportation operations with EOTT Energy Partners, L.P. (EOTT) for common and subordinated units and a 2% general partnership interest. The common units were subsequently sold in an underwritten public offering resulting in net proceeds to Enron of approximately $186 million and a pretax gain of approximately $15 million. Enron retained seven million subordinated units of EOTT and its general partnership interest.

In September 1995, EOTT discontinued its West Coast processing and asphalt marketing business (other than business from its Arizona asphalt terminals). As a result, EOTT recorded a one-time charge of $45.8 million. Also during 1995, Enron entered into an agreement to provide trade credit support on a secured basis to EOTT in the form of trade guarantees, letters of credit, loans and letters of indemnity totaling $450 million through March 31, 1996. Letters of credit and trade guarantees outstanding under this agreement at December 31, 1995 are included in Note 15.

During 1995, Enron purchased 296,800 additional common units of EOTT on the open market. In addition, Enron paid $9.1 million to EOTT in support of EOTT's common unit distributions and in exchange received Additional Partnership Interests (APIs). Enron is committed to provide further support, if needed, up to a total of $29 million through March 1998 through the purchase of additional APIs.

Subsequent to December 31, 1995, Enron increased its total ownership in EOTT to 50% through the purchase of additional common units.

9  Preferred Stock

Second Preferred Stock.   The Cumulative Second Preferred
Convertible Stock, $1 par value, pays dividends at an amount equal to the higher of $10.50 per share or the equivalent dividend that would be paid if shares of the Cumulative Second Preferred Convertible Stock were converted to Common Stock. The dividend for the fourth quarter of 1995 was $2.901 per share. The dividend for the preceding four quarters was $2.7304 per share. All previous quarterly dividends had been $2.625 per share. Each share of the Cumulative Second Preferred Convertible Stock is convertible at any time at the option of the holder thereof into 13.652 shares of Enron's common stock, subject to certain adjustments. The Convertible Preferred Stock is currently subject to redemption at Enron's option at a price of $100 per share plus accrued dividends. During 1995, 1994 and 1993, 29,489 shares, 91,694 shares and 332,964 shares, respectively, of the Convertible Preferred Stock were converted into common stock.

During 1994, Enron authorized and issued to a wholly-owned subsidiary 35.568509 shares of 9.142% Perpetual Second
Preferred Stock (a new series of the Second Preferred
Stock).

Company-Obligated Preferred Stock of Subsidiaries.   During
December 1994, Enron's wholly-owned subsidiary, Enron Equity Corp., issued 880 shares of 8.57% Preferred Stock, par value $0.001 per share, liquidation preference $100,000 per share, in a private transaction at a price of $100,000 per share with net proceeds of approximately $88 million. The 8.57% Preferred Stock is redeemable at Enron's option after December 1999 at a price of $100,000 per share plus accumulated and unpaid dividends. Dividends on the 8.57% Preferred Stock are guaranteed by Enron.

During August 1994, Enron Capital Resources, L.P., a
Delaware limited partnership in which Enron is the sole general partner, issued 3 million shares of 9% Cumulative
Preferred Securities, Series A, at a price to the public of $25 per share with net proceeds of approximately $73 million.

During November 1993, Enron's wholly-owned subsidiary Enron Capital LLC issued 8.55 million shares of 8% Cumulative Guaranteed Monthly Income Preferred Shares (MIPS) at a price of $25 per share with net proceeds of approximately $207 million.

The Series A Preferred Securities and the MIPS are redeemable at the option of Enron in whole or in part beginning August 31, 1999 and November 30, 1998, respectively, at a redemption price of $25 per share plus accumulated and unpaid dividends. The liquidation preference of each of the Series A Preferred Securities and the MIPS is $25 per share.

10  Common Stock and Dividends

Enron paid quarterly cash dividends on common stock of $.175 per share ($.70 per share annually) from the final quarter of 1992 until the final quarter of 1993, at which time the dividend was increased to $.1875 per share ($.75 per share annually). The dividend was further increased to $.20 per share ($.80 per share annually) for the final quarter of 1994 and was increased to $.2125 per share ($.85 per share annually) for the final quarter of 1995. Enron's debt agreements do not limit the payment of cash dividends on common stock.

Common stock information is as follows:

                                         1995          1994        1993(a)

Common Stock, beginning of year      253,069,668   249,095,312   237,532,176
   Issued to Benefit and Dividend
   Reinvestment Plans                    197,388     1,303,047     1,476,131
   Issued for Conversions (b)            219,138     1,251,793     2,446,632
   Issued to Flexible Equity Trust             -             -     7,500,000
   Issued to JEDI                        374,166     1,419,516       140,373
Common Stock, end of year            253,860,360   253,069,668   249,095,312

(a) Presented as if the 1993 stock split was January 1, 1993.
(b) Conversions of convertible preferred stock.

Treasury stock information is as follows:

                                         1995          1994        1993(a)

Treasury Stock, beginning of year      1,394,833             -       349,400
   Benefit and Dividend
    Reinvestment Plans
      Issued                          (2,418,216)      (47,790)   (1,482,927)
      Returned                           328,342             -       102,013
   Open Market Purchases (b)           3,496,504     1,897,923     3,005,200
   Issued for Conversions (c)           (183,429)            -    (2,043,090)
   Issued to JEDI                              -      (455,300)            -
   Other                                       -             -        69,404
Treasury Stock, end of year            2,618,034     1,394,833             -

(a) Presented as if the 1993 stock split was January 1, 1993.
(b) Purchased in connection with a stock repurchase program authorized by the Board of Directors.
(c) Conversions of convertible preferred stock.

Enron has various stock plans (the Plans) under which options for shares of Enron's common stock have been or may be granted to officers, employees and non-employee members of the Board of Directors. Under the Plans, options granted may be either incentive stock options or nonqualified stock options and are granted at not less than the fair market value of the stock at the time of grant. Enron accounts for the Plans under APB Opinion No. 25, and accordingly, no compensation expense has been recognized. Expiration dates of the options outstanding at December 31, 1995 range from February 8, 1998 to December 29, 2005. The Plans provide for options to be granted with stock appreciation rights (SAR); however, Enron does not presently intend to issue additional options with an SAR feature. Summarized information for the Plans is as follows:

                                        1995          1994          1993

Shares under option,
 beginning of year                   24,245,447     9,679,719     7,314,332
   Granted (a)                        2,971,210    15,805,680     4,253,233
   Exercised                         (3,137,433)   (1,019,090)   (1,621,680)
   Cancelled or expired              (1,586,541)     (220,862)     (266,166)
Shares under option, end of year     22,492,683    24,245,447      9,679,719
Shares available for grant at
 end of year (b)                      7,830,758     4,006,833      1,500,301
Shares exercisable at end of year     9,599,245     7,183,664      3,104,722
Average price of options exercised
 during the year                         $20.91        $13.50         $13.30
Average price of options outstanding
 at end of year                          $29.02        $27.38         $19.64

(a) Includes options granted on December 29, 1995 and
    December 30, 1994 for 997,095 shares and 9,717,750 shares, respectively, under all-employee stock option grants for the years 1995 through 2000.
(b) Excludes up to 5,209,620 shares, 5,245,100 shares and 2,528,560 shares as of December 31, 1995, 1994 and 1993, respectively, which may be issued either as Restricted Stock or pursuant to stock options.

Under the Plans, participants may be granted stock without cost to the participant (restricted stock). The shares issued under the Plans vest to the participants at various times ranging from immediate vesting to vesting at the end of a five year period. The following is an analysis of shares of restricted stock:

                                        1995        1994        1993

Outstanding at beginning of year       193,505     221,658      35,588
Granted                                 44,900      30,190     203,700
Cancelled or expired                    (9,420)     (2,040)     (3,632)
Issued(a)                              (69,545)    (56,303)    (13,998)
Outstanding at end of year             159,440     193,505     221,658
Available for grant at end of year   5,209,620   5,245,100   2,528,560
Average price per share
 on date of grant                       $31.36      $32.89      $27.50

(a) Subsequent to December 31, 1995, 1,534,275 shares of restricted stock were issued in connection with the conversion of certain compensation plans.

Flexible Equity Trust (the Trust).   In December 1993, Enron
established the Trust to fund a portion of its obligations arising from its various employee compensation and benefit plans. Enron issued 7.5 million shares of common stock to the Trust in exchange for cash and an interest bearing promissory note. The note held by Enron is reflected as areduction of shareholders' equity. Common shares held by the Trust are not included in the computation of earnings per share until such shares are released to fund employee benefits. During 1995, 1,049,403 shares were released to fund employee benefits.

11  Retirement Benefits Plan and ESOP

Enron maintains a retirement plan (the Enron Plan) which is a noncontributory defined benefit plan covering substantially all employees in the United States and certain employees in foreign countries. Through December 31, 1994, participants in the Enron Plan with five years or more of service were entitled to retirement benefits based on a formula that uses a percentage of final average pay and years of service. In connection with a change to the retirement benefit formula, Enron amended the Enron Plan providing, among other things, that all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual of 5% of annual base pay beginning January 1, 1996.

Enron also maintains a noncontributory employee stock ownership plan (ESOP) which covers all eligible employees. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Enron Plan. At December 31, 1995, all shares included in the ESOP had been allocated to the employee accounts.

The components of pension expense are as follows:

(In Thousands)                      1995       1994       1993

Service cost - benefits earned
 during the year                  $  1,654   $ 16,192   $ 11,709
Interest cost on projected
 benefit obligation                 21,172     25,996     25,230
Actual return on plan assets       (32,299)   (22,235)   (37,507)
Amortization and deferrals           8,810    (12,225)    11,184
Pension expense (income)          $   (663)  $  7,728   $ 10,616

The valuation date of the Enron Plan and the ESOP is September 30. The funded status as of the valuation date of the Enron Plan and the ESOP reconciles with the amount detailed below which is included in "Other Assets" on the Consolidated Balance Sheet.

(In Thousands)                            1995            1994

Actuarial present value of accumulated
 benefit obligation
   Vested                              $(275,668)      $(253,881)
   Nonvested                             (26,875)        (25,546)
Additional amounts related
 to projected wage increases             (11,536)        (54,260)
Projected benefit obligation            (314,079)       (333,687)
Plan assets at fair value (a)            294,763         352,608
Plan assets in excess of (less than)
 projected benefit obligation            (19,316)         18,921
Unrecognized net loss                     53,524          35,563
Unrecognized prior service cost           44,476          12,416
Unrecognized net asset at transition     (36,205)        (42,238)
Contributions                                553             548
Prepaid pension cost at December 31    $  43,032       $  25,210
Discount rate                                7.5%            8.0%
Long-term rate of return on assets          10.5%           10.5%
Rate of increase in wages                    4.0%            4.0%

(a) Includes plan assets of the ESOP of $152,202 and $235,540 for the years 1995 and 1994, respectively.

Assets of the Enron Plan are comprised primarily of equity securities, fixed income securities and temporary cash investments. It is Enron's policy to fund all pension costs accrued to the extent required by Federal tax regulations.

12  Benefits Other Than Pensions

Enron provides certain medical, life insurance and dental benefits to eligible employees and their eligible dependents. Benefits are provided under the provisions of contributory defined dollar benefit plans. Enron is currently funding that portion of its obligations under its postretirement benefit plan which is expected to be recoverable through rates by its regulated pipelines.

Enron accrues these postretirement benefit costs over the service lives of the employees expected to be eligible to receive such benefits. Enron is amortizing the transition obligation which existed at January 1, 1993 over a period of approximately 19 years.

The following table sets forth the plan's funded status reconciled with the amounts reported in the Consolidated
Balance Sheet.

(In Thousands)                                 1995         1994

Actuarial present value of accumulated
 postretirement benefit obligation (APBO)
   Retirees                                 $(114,271)   $ (88,838)
   Fully eligible active plan
    participants                               (2,342)      (2,164)
   Other employees                            (14,648)     (15,712)
      Total APBO                             (131,261)    (106,714)
Plan assets at fair value                      10,511        3,073
APBO in excess of plan assets                (120,750)    (103,641)
Unrecognized transition obligation             70,058       74,803
Unrecognized prior service costs               19,176       18,148
Unrecognized net loss                          25,915        5,148
Accrued postretirement benefit obligation   $  (5,601)   $  (5,542)
Discount rate                                     7.5%         8.0%
Health care cost trend rate*                     11.7%        12.3%

* This rate is assumed to decrease to 5.0% over 10 years.

The components of net periodic postretirement benefit expenses are as follows:

(In Thousands)                            1995      1994      1993

Service costs                           $ 1,220   $ 1,527   $   850
Interest costs                            9,025     7,964     7,374
Return on plan assets                      (266)     (106)      (39)
Amortization of transition obligation     6,386     6,003     4,744
Postretirement benefit expense          $16,365   $15,388   $12,929

A 1% increase in the health care cost trend rate would have the effect of increasing the APBO and the net periodic expense by approximately $8.8 million and $0.6 million, respectively.

13  Natural Gas Rates and Regulatory Issues

Regulatory issues and rates on Enron's regulated pipelines are subject to final determination by the FERC. Enron's regulated pipelines currently apply accounting standards that recognize the economic effects of regulation and, accordingly, have recorded regulatory assets and liabilities related to their operations. Enron evaluates the applicability of regulatory accounting and the recoverability of these assets through rate or other contractual mechanisms on an ongoing basis. Net regulatory assets at December 31, 1995 and 1994, respectively, are approximately $291 million and $305 million, which include transition costs incurred related to FERC Order 636 of approximately $125 million and$158 million. The regulatory assets related to the FERC Order 636 transition costs are scheduled to be primarily recovered from customers by the end of 1998, while the remaining assets are expected to be recovered over varying time periods.

Enron's regulated pipelines have all successfully completed their transitions under FERC Order 636 although future transition costs may be incurred subject to ongoing negotiations and market factors. On March 1, 1995, Northern filed a general rate case proceeding with the FERC which fulfilled a commitment made during its FERC Order 636 restructuring proceeding. The rate case included an increase of $31 million to Northern's cost of service. The FERC accepted and suspended the filing to be effective September 1, 1995 subject to refund. Northern effectuated the higher rates January 1, 1996. Enron believes, based upon its experience to date and after considering appropriate reserves that have been established, that the ultimate resolution of pending regulatory matters will not have a material impact on Enron's financial position or results of operations.

14  Litigation and Other Contingencies

Enron is party to various claims and litigation, the significant items of which are discussed below. Although no assurances can be given, Enron believes, based on its experience to date and after considering appropriate reserves that have been established, that the ultimate resolution of such items, individually or in the aggregate, will not have a materially adverse impact on Enron's financial position or results of operations.

Litigation
In 1995, several parties (the Plaintiffs) filed suit in Harris County District Court in Houston, Texas against Intratex Gas Company (Intratex), Houston Pipe Line Company and Panhandle Gas Company (collectively, the Enron Defendants), each of which is a wholly-owned subsidiary of Enron. The Plaintiffs also sued certain other unaffiliated third parties (collectively, the Other Defendants). The Plaintiffs were either sellers or royalty owners under numerous gas purchase contracts with Intratex, many of which have terminated. Early in 1996, the case was severed by the Court into two matters that will be tried (or otherwise resolved) separately. In the first matter, the Plaintiffs sued only the Enron Defendants, alleging that they committed fraud and negligent misrepresentation in connection with the "Panhandle program," a special marketing program established in the early 1980s. In the second matter, the Plaintiffs allege that Intratex and the Other Defendants violated state regulatory requirements and certain gas purchase contracts by failing to take the Plaintiffs' gas ratably with other producers' gas at certain times between 1978 and 1988. In both matters, the Plaintiffs seek an unspecified amount of actual and punitive damages, plus prejudgement interest and attorneys fees. All Defendants deny the Plaintiffs' claims and have asserted various affirmative defenses, including the statute of limitations. The Enron Defendants believe they have strong legal and factual defenses, and intend to vigorously contest the claims brought in each matter. Although no assurances can be given, Enron believes that the ultimate resolution of these matters will not have a materially adverse effect on its financial position or results of operations.

Environmental Matters
Enron is subject to extensive Federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites.
The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Enron's financial position or results of operations.

In addition, Enron received requests for information from the Environmental Protection Agency (EPA) and state environmental agencies inquiring whether Enron has disposed of materials at certain waste disposal sites. Enron has received notices from EPA and state agencies that it is a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act and analogous state statutes, and may be required to share in the costs of the cleanup of other, similar sites. However, Enron believes that any potential assessments in connection with these PRP notices and third party claims, either taken individually or in the aggregate, will not have a material impact on Enron's financial position or results of operations.

Other
In October 1994, an explosion occurred at Enron's methanol plant in Pasadena, Texas. Before the explosion, the plant was producing approximately 420,000 gallons of methanol per day, approximately half of which was being used at Enron's
MTBE plant. There were no fatalities or serious injuries as a result of the explosion. The plant was placed back into commercial operation in June 1995. Taking into account business interruption and other insurance coverages, Enron currently anticipates that the explosion did not and will not have a materially adverse effect on its financial position or results of operations.

In connection with a Power Purchase Agreement between Dabhol Power Company, Enron's 80%-owned subsidiary, and the Maharashtra State Electricity Board, Dabhol Power Company has been developing Phase I of an electricity generating power plant south of Bombay, State of Maharashtra, India (the Project). On August 3, 1995, after construction had begun, a new coalition government in the State of Maharashtra announced the State government's intention to terminate the Project, and construction ceased on August 8, 1995. Enron believes that such actions were in clear violation of the contract and in response to these actions, Dabhol Power Company commenced arbitration proceedings in London against the State government for the actions it has taken to terminate the Project. Dabhol Power Company seeks to recover all of its construction and other expenses, in addition to lost profits. In addition, Dabhol Power Company has both orally and in writing communicated to the Maharashtra State government its desire to go forward with construction of the Project and its willingness to resolve any outstanding issues. In January 1996, the Maharashtra State government notified Dabhol Power Company in writing that it had approved a restructured transaction (that includes both Phase I and Phase II and that increases the planned capacity of the facility by 435 megawatts to 2,450 megawatts) on terms that are acceptable to Enron. While the parties are working together in good faith and Enron anticipates construction to resume in the near future, various approvals remain outstanding from government agencies and lenders. Although the outcomes of the arbitration and the renegotiation processes cannot be predicted with certainty, based on currently available information, Enron believes that the ultimate outcome of the Project will not have a materially adverse effect on its financial position.

In March 1993, Enron entered into long-term gas contracts with Phillips Petroleum Company United Kingdom Limited, British Gas Exploration and Production Limited and Agip (U.K.) Limited to purchase all of the future gas production from the J-Block field which is located in the North Sea offshore the United Kingdom (the J-Block Contracts). Such agreements provide for Enron to take or pay for the gas at a fixed price (with possible escalations throughout the contract period). Gas paid for, but not taken, may be recovered in later contract years. The J-Block Contracts provide for a first delivery date of not later than October 1, 1996. The contract price for such natural gas is in excess of current spot market prices in the United Kingdom. In September 1995, Enron announced that, in accordance with its contractual rights, it had notified the J-Block sellers that Enron's nominations for gas from the J-Block fields were estimated to be zero from the first delivery date through September 30, 1997. In addition, in accordance with its contractual rights, Enron has made no estimated nominations for J-Block gas to date under the J-Block Contracts for the contract year ending September 30, 1998. Enron continues its good faith efforts to develop mutually beneficial solutions regarding pricing terms so that production from J-Block can begin as soon as possible. Enron believes that there are many commercial reasons for the parties to resolve any contract issues, but efforts have not been successful to date. Enron has advised the J-Block sellers that it intends to assert all legal rights, exercise all available commercial flexibility and pursue all available commercial and legal remedies under the J-Block Contracts, and stands ready and able to perform all legal obligations under the J-Block Contracts, including potential prepayments for gas to be taken in later years. The long-term market demand for J-Block gas supply remains favorable and Enron anticipates being able to meet all of its various short- and long-term market commitments. Although no assurances can be given, based upon the foregoing and other information currently available, Enron does not anticipate that the J-Block Contracts will have a materially adverse effect on its financial position.

15  Commitments

Firm Transportation Obligations
Enron has firm transportation agreements with various joint venture pipelines. Under these agreements, Enron must make specified minimum payments each month. The estimated aggregate amounts of such required future payments at December 31, 1995, were:

(In Millions)

1996                          $   108.5
1997                              118.5
1998                              122.1
1999                              126.9
2000                              132.1
Later years                     1,194.7
   Total                       $1,802.8

The costs incurred under these agreements, including commodity charges on actual quantities shipped, totaled $18.4 million, $20.8 million and $42.4 million in 1995, 1994 and 1993, respectively. Enron has assigned a firm transportation contract with one of its joint ventures to a third party and guaranteed minimum payments under the contract averaging approximately $45.4 million annually through 2001.

Other Commitments
Enron leases property, operating facilities and equipment under various operating leases, certain of which contain renewal and purchase options and residual value guarantees.
Guarantees under the leases total $1.02 billion at December
31, 1995. Future commitments related to these items at December 31, 1995 are as follows:

(In Millions)

1996                           $   164.5
1997                               139.2
1998                               117.4
1999                                92.6
2000                                87.4
Later years                        434.0
   Total minimum payments       $1,035.1

Total rent expense incurred during 1995, 1994 and 1993 was $147.2 million, $125.6 million and $103.7 million, respectively.

Enron guarantees certain long-term contracts for the sale of electrical power and steam from a cogeneration facility owned by one of Enron's equity investees. Under terms of the contracts, which initially extend through June 1999, Enron could be liable for penalties should, under certain conditions, the contracts be terminated early. Enron also guarantees the performance of certain of its unconsolidated subsidiaries in connection with letters of credit issued on behalf of those unconsolidated subsidiaries. At December 31, 1995, a total of $320.6 million of such guarantees were outstanding, including $116.2 million on behalf of EOTT. In addition, Enron is a guarantor on certain liabilities of unconsolidated subsidiaries and other companies totaling approximately $665.3 million, including $300.7 million related to EOTT trade obligations. The EOTT letters of credit and guarantees of trade obligations are fully secured by the assets of EOTT. Management does not consider it likely that Enron would be required to perform or otherwise incur any losses associated with the above guarantees. In addition, certain commitments have been made related to 1996 planned capital expenditures.

16  Other Income, Net

The components of Other Income, Net are as follows:

                                     Year Ended December 31,
(In Thousands)                      1995       1994      1993

Gain on sale of EOG stock         $366,695   $     -   $      -
Gains on sales of other
 assets and investments            100,476    37,270    102,268
Regulatory, contingency
 and other adjustments             (19,905)   17,700    (55,689)
Foreign currency gains (losses)       (735)    8,188          -
Litigation adjustments and
 settlements, net                   (7,605)   (1,110)     4,282
Other                               (4,685)   15,001     11,254
                                  $434,241   $77,049   $ 62,115

In December 1995, Enron completed a public offering of 31 million outstanding shares of its EOG common stock, reducing its ownership interest from 80% to 61%. Enron recognized a pretax gain of $367 million ($161 million after tax) on net proceeds totaling $650 million.

Concurrently, Enron issued 6 1/4% Exchangeable Notes which will be mandatorily exchangeable in three years into shares of EOG common stock owned by Enron at a specified exchange rate (or at Enron's option, for cash with an equal value).
Proceeds from the issuance of these notes totaled $221 million. At the maturity of the notes, if all of the Exchangeable Notes are exchanged for the maximum number of EOG common shares, Enron's interest in EOG will be reduced to approximately 54%.

17  Geographic and business Segment Information

Enron's operations are classified into four business segments:

Transportation and Operation - Interstate transmission of natural gas. Construction, management and operation of pipelines, liquids, clean fuel plants and power facilities.
Investment in crude oil transportation activities and liquids pipeline operations.

Domestic Gas and Power Services - Purchasing, marketing and financing of natural gas, natural gas liquids, crude oil and power. Price risk management in connection with natural gas, natural gas liquids, crude oil and power transactions. Intrastate natural gas pipelines. Development, acquisition and promotion of natural gas fired power plants in North America. Extraction of natural gas liquids.

International Gas and Power Services - Independent (non-utility) development, acquisition and promotion of power plants, natural gas liquids facilities and pipelines outside of North America.

Exploration and Production - Natural gas and crude oil exploration and production primarily in the United States, Canada, Trinidad and India.


Financial information by geographic and business segment for each of the three years in the period ended December 31, 1995, follows.

Geographic Segments
                                            Year Ended December 31,
(In Thousands)                         1995          1994          1993

Operating Revenues from
 Unaffiliated Customers
   United States                   $ 7,855,215   $ 7,604,127   $ 7,071,406
   Foreign                           1,333,782     1,379,596       914,394
                                   $ 9,188,997   $ 8,983,723   $ 7,985,800
Intersegment Sales
   United States                   $    23,735   $    48,369   $    20,785
   Foreign                             158,812       116,257        66,574
                                   $   182,547   $   164,626   $    87,359
Operating Income
   United States                   $   487,319   $   609,008   $   567,274
   Foreign                             130,683       106,764        63,528
                                   $   618,002   $   715,772   $   630,802
Income Before Interest, Minority
 Interest and Income Taxes
   United States                   $   968,637   $   755,686   $   663,276
   Foreign                             196,445       188,706       134,391
                                   $ 1,165,082   $   944,392   $   797,667
Identifiable Assets
   United States                   $10,694,896   $ 9,597,093   $ 9,939,618
   Foreign                           1,327,565     1,303,729       867,613
                                   $12,022,461   $10,900,822   $10,807,231

Operations In Business and Geographic Segments
Business Segments
                                                                   International
                                     Transportation   Domestic Gas   Gas and     Exploration    Corporate
                                           and         and Power       Power         and           and
(In Thousands)                          Operation      Services      Services    Production    Other(c)(d)     Total

1995
Unaffiliated Revenues(a)               $  804,946     $7,063,750    $  839,125   $  481,176    $       -    $ 9,188,997
Intersegment Revenues(b)                   25,610      (102,975)        43,757      278,191     (244,583)             -
   Total Revenues                         830,556     6,960,775        882,882      759,367     (244,583)     9,188,997
Depreciation, Depletion and
 Amortization                              82,790       103,582         26,712      216,047        2,575        431,706
Operating Income (Loss)                   299,227       114,583         75,192      240,002     (111,002)       618,002
Equity in Earnings of Unconsolidated
 Subsidiaries                              23,156         6,325         57,245            -         (708)        86,018
Other Income, net                          36,803        36,590          9,531          669      377,469        461,062
Income Before Interest, Minority
 Interest and Income Taxes                359,186       157,498        141,968      240,671      265,759      1,165,082
Additions to Property, Plant
 and Equipment                            121,208        97,781         58,212      464,045        8,255        749,501
Identifiable Assets                     2,360,702     5,991,423        813,868    2,066,952      789,516     12,022,461
Investments in and Advances to
 Unconsolidated Subsidiaries              533,531       156,805        467,596            -       58,542      1,216,474
   Total Assets                        $2,894,233    $6,148,228     $1,281,464   $2,066,952    $ 848,058    $13,238,935

1994
Unaffiliated Revenues(a)               $  937,524    $7,165,582     $  391,919   $  488,698    $       -    $ 8,983,723
Intersegment Revenues(b)                   38,756        13,392          6,984      290,090     (349,222)             -
   Total Revenues                         976,280     7,178,974        398,903      778,788     (349,222)     8,983,723
Depreciation, Depletion and
 Amortization                              87,555        93,795         15,226      242,182        2,571        441,329
Operating Income (Loss)                   327,267       164,118         72,206      195,120      (42,939)       715,772
Equity in Earnings of Unconsolidated
 Subsidiaries                              48,695        18,427         45,227            -           60        112,409
Other Income, net                          27,012        19,701         30,312        2,783       36,403        116,211
Income Before Interest, Minority
 Interest and Income Taxes                402,974       202,246        147,745      197,903       (6,476)       944,392
Additions to Property, Plant
 and Equipment                            117,018        83,014         13,887      442,078        4,918        660,915
Identifiable Assets                     2,388,517     5,802,989        449,988    1,823,898      435,430     10,900,822
Investments in and Advances to
 Unconsolidated Subsidiaries              527,822       161,788        351,354            -       24,225      1,065,189
   Total Assets                        $2,916,339    $5,964,777     $  801,342   $1,823,898    $ 459,655    $11,966,011

1993
Unaffiliated Revenues(a)               $1,385,925    $5,449,946     $  751,375   $  398,554    $       -    $ 7,985,800
Intersegment Revenues(b)                   80,081       134,158         19,213      308,571     (542,023)             -
   Total Revenues                       1,466,006     5,584,104        770,588      707,125     (542,023)     7,985,800
Depreciation, Depletion and
 Amortization                             115,922        80,960          9,081      249,704        2,521        458,188
Operating Income (Loss)                   341,272       155,573         64,582      122,439      (53,064)       630,802
Equity in Earnings of Unconsolidated
 Subsidiaries                              22,427         8,821         41,962            -           83         73,293
Other Income, net                          18,437        32,466         24,835        6,635       11,199         93,572
Income Before Interest, Minority
 Interest and Income Taxes                382,136       196,860        131,379      129,074      (41,782)       797,667
Additions to Property, Plant
 and Equipment                            144,835       102,518         52,545      383,064        5,070        688,032
Identifiable Assets                     2,808,816     5,352,163        492,297    1,668,395      485,560     10,807,231
Investments in and Advances to
 Unconsolidated Subsidiaries              278,912        83,360        315,461            -       19,351        697,084
   Total Assets                        $3,087,728    $5,435,523     $  807,758   $1,668,395    $ 504,911    $11,504,315

(a) Unaffiliated revenues include sales to unconsolidated subsidiaries.
(b) Intersegment sales are made at prices comparable to those received from unaffiliated customers and in some instances are affected by regulatory considerations.
(c) Corporate and Other assets consist of cash and cash equivalents, investments in marketable securities, receivables transferred from subsidiaries in connection with the receivables sale program and miscellaneous other assets.
(d) Includes consolidating eliminations.


18  Oil and Gas Producing Activities

(Unaudited except for Results of Operations for Oil and Gas
Producing Activities)

The following information regarding Enron's oil and gas producing activities should be read in conjunction with Note
1. This information includes amounts attributable to a 39% minority interest at December 31, 1995 and a 20% minority interest at December 31, 1994, 1993 and 1992.

Capitalized Costs Relating to Oil and Gas Producing
Activities
                                      December 31,
(In Thousands)                    1995            1994

Proved properties             $ 3,253,593     $ 2,889,242
Unproved properties               127,331         126,193
   Total                        3,380,924       3,015,435
Accumulated depreciation,
 depletion and amortization   (1,499,379)      (1,330,624)
Net capitalized costs         $ 1,881,545     $ 1,684,811

Costs Incurred in Oil and Gas Property Acquisition,
Exploration and Development Activities (a)
                                                          Foreign
(In Thousands)              United States    Canada    Trinidad    India     Other      Total

1995
Acquisition of properties
   Unproved                   $ 16,196      $ 4,645    $     -    $     -   $ 1,482   $ 22,323
   Proved                      122,369          116          -      5,000         -    127,485
      Total                    138,565        4,761          -      5,000     1,482    149,808
Exploration                     47,463        7,197        374        (98)   17,948     72,884
Development                    217,674       28,611     32,692     16,756       577    296,310
      Total                   $403,702      $40,569    $33,066    $21,658   $20,007   $519,002

1994
Acquisition of properties
   Unproved                   $ 45,776      $ 6,618    $     -    $     -   $   (17)  $ 52,377
   Proved                       17,367        4,523          -     12,300         -     34,190
      Total                     63,143       11,141          -     12,300       (17)    86,567
Exploration                     70,669        8,210        850      2,302    11,242     93,273
Development                    223,241       35,896     60,778        767       564    321,246
      Total                   $357,053      $55,247    $61,628    $15,369   $11,789   $501,086

1993
Acquisition of properties
   Unproved                   $ 23,686      $ 4,556    $     -    $     -   $   887   $ 29,129
   Proved                        6,625        2,598          -          -         -      9,223
      Total                     30,311        7,154          -          -       887     38,352
   Exploration                  53,918        9,096      1,367          -    18,595     82,976
Development                    247,705       28,045     41,262          -         -    317,012
      Total                   $331,934      $44,295    $42,629    $     -   $19,482   $438,340

(a) Costs have been categorized on the basis of Financial Accounting Standards Board definitions which include costs of oil and gas producing activities whether capitalized or charged to expense as incurred.

Results of Operations for Oil and Gas Producing Activities (a)

The following tables set forth results of operations for oil and gas producing activities for the three years in the
period ended December 31, 1995:
                                                                Foreign
(In Thousands)                    United States   Canada    Trinidad    India      Other      Total

1995
Operating revenues
   Associated companies              $223,652     $ 6,893   $     -    $     -   $      -   $230,545
   Trade                              122,567      36,815    71,686     15,411          -    246,479
   Gains on sales of reserves
    and related assets                 62,737          84         -          -          -     62,821
      Total                           408,956      43,792    71,686     15,411          -    539,845
Exploration expenses, including
 dry hole costs                        35,298       3,839       374        (98)    15,542     54,955
Production costs                       63,734      13,825     8,176     10,553          -     96,288
Impairment of unproved oil and
 gas properties                        21,981       1,734         -          -          -     23,715
Depreciation, depletion and
 amortization                         180,788      19,533    14,633        335        368    215,657
Income (loss) before income taxes     107,155       4,861    48,503      4,621    (15,910)   149,230
Income tax expense (benefit)            1,226       1,133    26,677      2,311     (1,335)    30,012
Results of Operations                $105,929     $ 3,728   $21,826    $ 2,310   $(14,575)  $119,218

1994
Operating revenues
   Associated companies              $315,866     $ 8,452   $     -    $     -   $      -   $324,318
   Trade                              115,375      42,017    35,908        509          -    193,809
   Gains on sales of reserves and
    related assets                     54,026         (12)        -          -          -     54,014
      Total                           485,267      50,457    35,908        509          -    572,141
Exploration expenses, including
 dry hole costs                        42,242       4,503       836      2,302      9,125     59,008
Production costs                       68,998      12,776     5,083         26          -     86,883
Impairment of unproved oil and
 gas properties                        23,862       1,074         -          -          -     24,936
Depreciation, depletion and
 amortization                         218,433      16,572     6,572          -        281    241,858
Income (loss) before income taxes     131,732      15,532    23,417     (1,819)    (9,406)   159,456
Income tax expense (benefit)           (8,617)      6,175    12,804       (910)    (2,873)     6,579
Results of Operations                $140,349     $ 9,357   $10,613    $  (909)  $ (6,533)  $152,877

1993
Operating revenues
   Associated companies              $369,824     $ 9,637   $     -    $     -   $      -   $379,461
   Trade                              140,552      33,228     1,209          -          -    174,989
   Gains on sales of reserves
    and related assets                 13,724        (406)        -          -          -     13,318
      Total                           524,100      42,459     1,209          -          -    567,768
Exploration expenses, including
 dry hole costs                        35,029       6,657     1,367          -     12,223     55,276
Production costs                       75,767      14,063     1,496          -          -     91,326
Impairment of unproved oil and
 gas properties                        19,499         968         -          -          -     20,467
Depreciation, depletion and
 amortization                         234,292      14,630       387          -        154    249,463
Income (loss) before income taxes     159,513       6,141    (2,041)         -    (12,377)   151,236
Income tax expense (benefit)          (15,525)      2,265    (1,020)         -     (1,742)   (16,022)
Results of Operations                $175,038     $ 3,876   $(1,021)   $     -   $(10,635)  $167,258

(a) Excludes net revenues associated with other marketing activities, interest charges, general corporate expenses and certain gathering and handling fees for each of the three years in the period ended December 31, 1995. The gathering and handling fees and other marketing net revenues are directly associated with oil and gas operations with regard to required segment reporting, but are not part of required disclosures about oil and gas producing activities.

Oil and Gas Reserve Information

The following summarizes the policies used by Enron in preparing the accompanying oil and gas supplemental reserve disclosures, Standardized Measure of Discounted Future Net
Cash Flows Relating to Proved Oil and Gas Reserves and reconciliation of such standardized measure from period to period.

Estimates of proved and proved developed reserves at December 31, 1995, 1994 and 1993 were based on studies performed by Enron's engineering staff for reserves in the United States, Canada, Trinidad and India. Opinions by DeGolyer and MacNaughton, independent petroleum consultants, for the years ended December 31, 1995, 1994 and 1993 covering producing areas, in the United States and Canada, containing 73%, 59% and 65%, respectively, of proved reserves of Enron on a net-equivalent-cubic-feet-of-gas basis, indicate that the estimates of proved reserves prepared by Enron's engineering staff for the properties reviewed by DeGolyer and MacNaughton, when compared in total on a net-equivalent-cubic-feet-of-gas basis, do not differ by more than 5% from those prepared by DeGolyer and MacNaughton's engineering staff. All reports by DeGolyer and MacNaughton were developed utilizing geological and engineering data provided by Enron.

The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair market value of Enron's crude oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Enron's presentation of estimated proved oil and gas reserves has been restated to exclude, for each of the years presented, those quantities attributable to future deliveries required under a volumetric production payment. In order to calculate such amounts, Enron has assumed that deliveries under the volumetric production payment are made as scheduled at expected British thermal unit factors, and that delivery commitments are satisfied through delivery of actual volumes as opposed to cash settlements.

Standardized Measure of Discounted Future Net Cash Flows
Relating to Proved Oil and Gas Reserves
(In Thousands)                       United States     Canada     Trinidad      India        Total

1995
Future cash inflows(a)                $3,996,029     $ 502,803    $ 395,328   $ 396,130   $ 5,290,290
Future production costs                 (747,064)     (203,906)    (152,287)   (202,410)   (1,305,667)
Future development costs                (297,859)       (7,153)      (3,610)    (13,500)     (322,122)
Future net cash flows before
 income taxes                          2,951,106       291,744      239,431     180,220     3,662,501
Future income taxes                     (695,843)      (46,310)    (105,188)    (81,349)     (928,690)
Future net cash flows                  2,255,263       245,434      134,243      98,871     2,733,811
Discount to present value at
 10% annual rate                      (1,015,123)      (68,861)     (19,217)    (45,470)   (1,148,671)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)    $1,240,140(b)  $ 176,573    $ 115,026   $  53,401   $ 1,585,140(b)

1994
Future cash inflows(a)                $2,315,215     $ 487,050    $ 317,758   $ 168,370   $ 3,288,393
Future production costs                 (606,932)     (196,275)     (87,479)   (105,840)     (996,526)
Future development costs                (135,768)       (9,596)      (1,781)     (4,500)     (151,645)
Future net cash flows before
 income taxes)                         1,572,515       281,179      228,498      58,030     2,140,222
Future income taxes                     (208,163)      (57,220)    (102,171)    (22,482)     (390,036)
Future net cash flows                  1,364,352       223,959      126,327      35,548     1,750,186
Discount to present value at
 10% annual rate                        (401,547)      (67,018)     (22,897)    (14,730)     (506,192)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)    $  962,805(b)  $ 156,941    $ 103,430   $  20,818   $ 1,243,994(b)

1993
Future cash inflows(a)                $3,154,790     $ 592,845    $ 147,542   $       -   $ 3,895,177
Future production costs                 (639,760)     (230,230)     (45,385)          -      (915,375)
Future development costs                (165,473)      (21,001)      (7,582)          -      (194,056)
Future net cash flows before
 income taxes                          2,349,557       341,614       94,575           -     2,785,746
Future income taxes                     (487,017)      (91,718)     (35,477)          -      (614,212)
Future net cash flows                  1,862,540       249,896       59,098           -     2,171,534
Discount to present value at
 10% annual rate                        (600,172)      (90,125)      (9,519)          -      (699,816)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)    $1,262,368(b)  $ 159,771    $  49,579   $       -   $ 1,471,718(b)

(a) Based on year-end market prices determined at the point of delivery from the producing unit.
(b) Excludes $36.0 million, $60.3 million, $105.3
    million and $127.7 million at December 31, 1995, 1994, 1993 and 1992, respectively, associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a seventy-eight month period beginning October 1, 1992 (see Note 7).

Changes in Standardized Measure of Discounted Future Net
Cash Flows
(In Thousands)                          United States    Canada    Trinidad    India      Total

December 31, 1992                         $1,183,692    $125,419   $      -   $     -   $1,309,111
   Sales and transfers of oil
    and gas produced, net of
    production costs                        (388,251)    (28,802)       287         -     (416,766)
   Net changes in prices and
    production costs                         158,102      28,400          -         -      186,502
   Extensions, discoveries, additions
    and improved recovery, net of
    related costs                            275,722      27,785     74,191         -      377,698
   Development costs incurred                 58,500      13,900          -         -       72,400
   Revisions of estimated development
    costs                                     32,196      (1,345)         -         -       30,851
   Revisions of previous quantity
    estimates                                (26,118)      5,668          -         -      (20,450)
   Accretion of discount                     128,461      15,348          -         -      143,809
   Net change in income taxes                (76,755)     (9,795)   (24,899)        -     (111,449)
   Purchases of reserves in place              9,462       2,707          -         -       12,169
   Sales of reserves in place                (36,919)     (1,140)         -         -      (38,059)
   Changes in timing and other               (55,724)    (18,374)         -         -      (74,098)
December 31, 1993                         $1,262,368    $159,771   $ 49,579   $     -   $1,471,718
   Sales and transfers of oil
    and gas produced, net
    of production costs                     (339,809)    (37,693)   (30,825)     (483)    (408,810)
    Net changes in prices and
     production costs                       (506,273)    (65,287)    11,002         -     (560,558)
    Extensions, discoveries, additions
     and improved recovery, net of
     related costs                           225,366      51,006     96,515         -      372,887
    Development costs incurred                69,900       6,700      7,582         -       84,182
    Revisions of estimated development
     costs                                     6,792       5,931          -         -       12,723
    Revisions of previous quantity
     estimates                                (2,909)     (3,407)    14,077         -        7,761
    Accretion of discount                    145,119      19,762      7,448         -      172,329
    Net change in income taxes               167,983      19,966    (45,789)   (7,752)     134,408
    Purchases of reserves in place            16,651       3,404          -    29,053       49,108
    Sales of reserves in place               (27,980)       (461)         -         -      (28,441)
    Changes in timing and other              (54,403)     (2,751)    (6,159)        -      (63,313)
December 31, 1994                         $  962,805    $156,941   $103,430   $20,818   $1,243,994
   Sales and transfers of oil
    and gas produced, net
    of production costs                     (268,463)    (29,883)   (63,510)   (4,858)    (366,714)
   Net changes in prices and
    production costs                          12,079      (5,698)   (37,035)    7,857      (22,797)
   Extensions, discoveries, additions
    and improved recovery, net of
    related costs                            376,474(a)   38,028     53,674    46,180      514,356(a)
   Development costs incurred                 29,100       2,600      1,800         -       33,500
   Revisions of estimated development
    costs                                        920         139     28,771     4,500       34,330
   Revisions of previous quantity
    estimates                                  5,694      (5,217)    10,142       (29)      10,590
   Accretion of discount                      97,248      17,483     17,412     2,857      135,000
   Net change in income taxes               (132,614)     10,592     (8,048)  (28,127)    (158,197)
   Purchases of reserves in place            193,711           -          -         -      193,711
   Sales of reserves in place                (54,441)       (569)         -         -      (55,010)
   Changes in timing and other                17,627      (7,843)     8,390     4,203       22,377
December 31, 1995                         $1,240,140    $176,573   $115,026   $53,401   $1,585,140

(a) Includes approximately $77 million related to the reserves in the Big Piney deep Paleozoic formations.


Reserve Quantity Information

Enron's estimates of proved developed and net proved reserves of crude oil, condensate, natural gas liquids and natural gas and of changes in net proved reserves were as follows:

                                     United States   Canada   Trinidad   India     Total

Net proved developed reserves
Natural gas (Bcf)
   December 31, 1992                 1,054.1(a)      194.4         -         -   1,248.5(a)
   December 31, 1993                 1,079.8(a)      250.6      71.4         -   1,401.8(a)
   December 31, 1994                 1,128.2(a)      288.3     206.2         -   1,622.7(a)
   December 31, 1995                 1,218.1(a)(b)   310.1     233.9         -   1,762.1(a)(b)
Liquids (MBbl)(c)
   December 31, 1992                  12,762(a)      5,329         -         -    18,091(a)
   December 31, 1993                  11,165(a)      5,409     1,591         -    18,165(a)
   December 31, 1994                  16,770(a)      7,073     4,429     7,585    35,857(a)
   December 31, 1995                  19,977(a)      6,505     5,607    11,542    43,631(a)

Natural gas (Bcf)
Net proved reserves at
 December 31, 1992                   1,326.1(a)      232.5        -          -   1,558.6(a)
   Revisions of previous estimates     (31.3)         11.0        -          -     (20.3)
   Purchases in place                    9.2           2.6        -          -      11.8
   Extensions, discoveries and
    other additions                    234.9          47.7    101.3          -     383.9
   Sales in place                      (13.7)         (1.5)       -          -     (15.2)
   Production                         (212.0)        (21.3)    (0.8)         -    (234.1)
Net proved reserves at
 December 31, 1993                   1,313.2(a)      271.0    100.5          -   1,684.7(a)
   Revisions of previous estimates     (17.1)         (6.5)    15.0          -      (8.6)
   Purchases in place                   18.8           9.2        -       29.3      57.3
   Extensions, discoveries and
    other additions                    233.8          50.2    113.9          -     397.9
   Sales in place                      (29.3)         (1.0)       -          -     (30.3)
   Production                         (212.0)        (26.3)   (23.2)         -    (261.5)
Net proved reserves at
 December 31, 1994                   1,307.4(a)      296.6    206.2       29.3   1,839.5(a)
   Revisions of previous estimates      10.1          (8.1)    17.5      (29.3)     (9.8)
   Purchases in place                  174.8             -        -          -     174.8
   Extensions, discoveries and
    other additions                  1,391.6(b)       54.8     60.8       75.0   1,582.2(b)
   Sales in place                      (38.1)         (1.7)       -          -     (39.8)
   Production                         (191.7)        (27.7)   (39.0)         -    (258.4)
Net proved reserves at
 December 31, 1995                   2,654.1(a)(b)   313.9    245.5       75.0   3,288.5(a)(b)

Liquids (MBbl)(c)
Net proved reserves at
 December 31, 1992                    13,865         5,358        -          -    19,223
   Revisions of previous estimates     1,490          (536)       -          -       954
   Purchases in place                     15           489        -          -       504
   Extensions, discoveries and
    other additions                    3,552         1,115    2,251          -     6,918
   Sales in place                     (3,230)          (23)       -          -    (3,253)
   Production                         (2,520)         (932)     (33)         -    (3,485)
Net proved reserves at
 December 31, 1993                    13,172         5,471    2,218          -    20,861
   Revisions of previous estimates     2,179          (177)     455          -     2,457
   Purchases in place                    358             -        -      7,617     7,975
   Extensions, discoveries and
    other additions                    5,332         2,848    2,687          -    10,867
   Sales in place                       (257)            -        -          -      (257)
   Production                         (2,997)         (905)    (931)       (32)   (4,865)
Net proved reserves at
 December 31, 1994                    17,787         7,237    4,429      7,585    37,038
   Revisions of previous estimates      (413)         (351)     396      4,874     4,506
   Purchases in place                  4,264             -        -          -     4,264
   Extensions, discoveries and
    other additions                    8,703           729    3,896          -    13,328
   Sales in place                     (1,241)           (9)       -          -    (1,250)
   Production                         (3,701)       (1,021)  (1,851)      (917)   (7,490)
Net proved reserves at
 December 31, 1995                    25,399         6,585    6,870     11,542    50,396

(a) Excludes approximately 54.2 Bcf, 70.9 Bcf, 87.5 Bcf and 114.3 Bcf at December 31, 1995, 1994 , 1993 and 1992,
    respectively, associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a seventy-eight month period beginning October 1, 1992 (see Note 7).
(b) Includes 1,180.0 Bcf related to net proved Deep
    Paleozoic natural gas reserves.
(c) Includes crude oil, condensate and natural gas liquids.

Enron Corp. and Subsidiaries
SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)

Quarterly Results
                                                    Income Before
                                                 Interest, Minority                                       Fully
(In Thousands,               Operating    Gross     Interest and                  Primary Earnings   Diluted Earnings
Except Per Share Amounts)    Revenues     Profit    Income Taxes     Net Income     Per Share(a)       Per Share(a)

1995
   First Quarter            $2,303,949   $684,516     $371,442        $194,950          $.79              $.73
   Second Quarter            2,149,346    598,866      230,447          94,045           .37               .35
   Third Quarter             2,185,805    629,256      239,328         100,583           .40               .37
   Fourth Quarter            2,549,897    542,873      323,865         130,116           .52               .49
1994
   First Quarter            $2,455,726   $673,333    $336,066         $173,063          $.70              $.65
   Second Quarter            1,910,709    539,167     168,703           75,601           .30               .28
   Third Quarter             2,030,663    553,774     204,569           95,995           .38               .36
   Fourth Quarter            2,586,625    700,340     235,054          108,751           .43               .41

(a) The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding.